Exhibit 10.3

THE SYMBOL “[**]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

EXECUTION VERSION

QUOTA PURCHASE AGREEMENT AND OTHER COVENANTS

entered into by and among

on the one hand, as sellers:

JC JOINT FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATÉGIA

and

BRENO MIRANDA TRABULO PINHEIRO CORREIA

and further, as a party joint and severally liable with the sellers,

CRISTINA MARIA MIRANDA DE SOUSA

on the other hand, as buyer,

NRE PARTICIPAÇÕES S.A.

and, as intervening and consenting party,

INSTITUTO DE ENSINO SUPERIOR DO PIAUÍ LTDA.

Dated November 27, 2018

EXECUTION VERSION

QUOTA PURCHASE AGREEMENT AND OTHER COVENANTS

This quota purchase agreement and other covenants (the “Agreement”) is entered into on November 27, 2018, by the following parties:

On the one hand, as sellers,

A.                                    JC JOINT FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATÉGIA, a private equity investment fund organized as a closed-end condominium, enrolled in the National Register of Corporate Taxpayers of the Ministry of Finance (“CNPJ/MF”) under No. 23.726.2S3/0001-42, herein represented in the manner set forth in its Bylaws by its administrator, ÚNICA ADMINISTRAÇÃO E GESTÃO DE RECURSOS LTDA., headquartered at Rua Teofilo Otoni, 82, Floors 17 and 18, Centro, in the City and State of Rio de Janeiro, CEP 20090-070, enrolled in the CNPJ/MF under No. 11.010.779/0001-42 (“JC Joint FIP”); and

B.                                    BRENO MIRANDA TRABULO PINHEIRO CORREIA, Brazilian, married under the total separation of marital assets regime, business administrator, bearer of Identity Card RG No. [**] and enrolled in the Individual Taxpayers’ Register of the Ministry of Finance (“CPF/MF”) under No. [**], resident and domiciled at [**] (“Breno” and, when referred to together with JC Joint FIP, the “Sellers”);

and further, as a party joint and severally liable directly with the Sellers:

C.                                    CRISTINA MARIA MIRANDA DE SOUSA, Brazilian, divorced, attorney, bearer of Identity Card RG No. [**] and enrolled in the CPF/MF under No. [**], resident and domiciled at [**] (“Cristina”).

On the other hand, as Buyer,

D.                                    NRE PARTICIPAÇÕES S.A., a corporation headquartered in the City of Nova Lima, State of Minas Gerais, at Alameda Oscar Niemeyer, 119, room 504, Vila da Serra, CEP 34006-056, enrolled in the CNPJ/MF under No. 23.399.329/0001-72, herein duly represented in the manner set forth in its Bylaws (the “Buyer”);

(the Sellers, Cristina, and the Buyer are hereinafter referred to collectively as the “Parties,” and each one, individually and indistinctively, as a “Party”);

and, as intervening and consenting party,

E.                                     INSTITUTO DE ENSINO SUPERIOR DO PIAUÍ LTDA., a limited liability business company with headquarters at Rua Vitorino Orthiges Fernandes, 6123, Uruguai, in the City of Teresina, State of Piauí, CEP 64073-505, enrolled in the CNPJ/MF under No. 21.909.778/0001-98 and with its articles of association duly recorded with the Board of Trade of the State of Piauí (“JUCEPI”) on February 23, 2015, under NIRE 22.200.418.252 (the “Institute”).

WHEREAS:

A.                                    On the date hereof, the total capital stock of the Institute is twenty-three million, eight hundred and twenty-eight thousand Brazilian Reais (R$ 23,828,000.00), divided into twenty-three million, eight hundred and twenty-eight thousand (23,828,000) quotas, with a par value of one Brazilian Real (R$ 1.00) each (the “Quotas”), all duly subscribed for and paid in by the Sellers, as described below:

Partner	Quotas Held	Equity Interest
JC Joint FIP	23,351,440	98%
Breno	476,560	2%
TOTAL	23,828,000	100%

B.                                    The Sellers wish to sell eighty percent (80%) of the Quotas to the Buyer (“80% Quotas”), and the Buyer wishes to purchase all of the 80% of the Quotas from the Sellers, per the terms and conditions set forth in this Agreement (the “Transaction”).

The Parties hereby RESOLVE to enter into this Agreement, which shall be governed by the following provisions:

1.                                      DEFINITIONS AND RULES OF CONSTRUCTION

1.1.                            Defined Terms. The terms below, when used in this Agreement (including its exhibits) beginning with a capital letter, both singular and plural, and their verb and noun variations, shall have the meanings set out below:

“Closing ACS” has the meaning ascribed to it in Section 3.2(a) of this Agreement.

“Conversion ACS” has the meaning ascribed to it in Section 3.2(b) of this Agreement.

“Affiliate” means, in relation to a Person, any Person who, directly or indirectly, Controls, is Controlled by, or is Under Common Control with said Person, or is a related company of such Person, pursuant to article 243 of the Brazilian Corporations Law. In relation to NRE, the definition of Affiliate also includes: (i) any shareholder of NRE as of the date hereof (evidenced by NRE Registered Share Book); or (ii) any company (whether or not personified) that is wholly owned by NRE. With respect to any Party who is an individual, Persons up to the 2nd degree of a kinship relationship with such Party is considered an Affiliate of such Party.

“Reduction AGE” has the meaning ascribed to in Section 3.2(h) of this Agreement.

“Price Adjustment” has the meaning ascribed to it in Section 2.3(b) of this Agreement.

“Price Adjustment 1” has the meaning ascribed to it in Section 2.3(a) of this Agreement.

“Price Adjustment 2” has the meaning ascribed to it in Section 2.3(b) of this Agreement.

“Governmental Authority” means any: (i) federal, state, or municipal government or other political subdivision of the Federative Republic of Brazil, or any other jurisdiction to which a particular Person is subject by reason of its headquarters, place of domicile, or place where it usually conducts its business; (ii) a governmental, executive, regulatory, legislative, judicial, or administrative entity or authority from the same jurisdictions as above; which includes, as regards items (i) and (ii), their respective agencies, semi-autonomous government entities, self-regulatory entities, divisions, departments, councils, representations, agencies, or commissions; (iii) sole court, court, tribunal, or judicial, administrative, or arbitration body; or (iv) any stock exchange or organized over-the-counter market with jurisdiction over any Party.

“Basket” has the meaning ascribed to it in Section 6.4.1.4 of this Agreement.

“B3” means B3 S.A. - Brasil, Bolsa, Balcão.

“Breno” has the meaning ascribed to it in the preamble of this Agreement.

“BR GAAP” means the accounting principles generally accepted in Brazil, under the terms of the Brazilian Corporations Law, the pronouncements of IBRACON - Institute of Independent Auditors of Brazil and CPC - Accounting Pronouncements Committee that incorporate the international accounting practices approved by the International Accounting Standards Board (IASB), applied consistently.

“Cash” means, in any case on a consolidated basis, the sum of the following amounts in relation to the Institute and CIS: (i) available funds (such as, but not limited to, cash, bank deposits, and cash investments, including investments in the capital markets and in Brazilian government securities); (ii) cash equivalents; and (iii) Treasury Financial Certificates - Series E (CFT-E) non-transferable and issued by the National Treasury in favor of the Institute, arising exclusively from student financing contracts signed and/or amended up to and including the date hereof referring to period to and including the date hereof within the scope of the Student Financing Fund (FIES, as defined below) and which have not yet been offset against federal taxes or social security contributions or repurchases by the National Education Development Fund (FNDE).

“Chamber” has the meaning ascribed to it in Section 10.3 of this Agreement.

“CPI” means Interbank Deposit Certificate, as made available by the CETIP on its website (www.cetip.com.br).

“CIS” means  Centro Integrado de Saúde de Teresina Ltda., a limited liability business company with headquarters at Rua Vitorino Orthiges Fernandes, 6123, Block D, Uruguai, in the City of Teresina, State of Piauí, CEP 64057-100, enrolled in the CNPJ/MF under No. 10.393.987/0001-05.

“Brazilian Civil Code” means Law No. 10,406, of January 10, 2002, as amended.

“Code of Civil Procedure” means Law No. 13,105, of March 16, 2015, as amended;

“Offset” has the meaning ascribed to it in Section 6.9 of this Agreement.

“Buyer” has the meaning ascribed to it in the preamble of this Agreement.

“Conflict” has the meaning ascribed to it in Section 10.2 of this Agreement.

“Bank Accounts” has the meaning ascribed to it in Section 0 of this Agreement.

“Agreement” has the meaning ascribed to it in the preamble of this Agreement.

“Credit Rights Assignment Agreement” has the meaning ascribed to it in Section 8.1 of this Agreement.

“Lease Agreement” has the meaning ascribed to it in Section 2.5 of this Agreement.

“Material Agreements” has the meaning ascribed to it in Section 5.1.16(a) of this Agreement.

“Control” (and its variations “Controlling,” “Controller,” “Controlled,” or “under common Control”) has the meaning set forth in Article 116 of the Brazilian Corporations Law.

“FIES Credits” has the meaning ascribed to it in Section 6.3 of this Agreement.

“Cristina” has the meaning ascribed to it in the preamble of this Agreement.

“Ordinary Course of Business” means the set of activities necessary to carry out the activities of the Institute and CIS, taking into account the continuity of such activities at their usual levels and standards and without significant interruption, provided that they are carried out in a normal, ordinary, and diligent manner, without any significant alteration or interruption in relation to the nature, means, and objectives of their activities.

“CVM” means the Brazilian Securities and Exchange Commission.

“Base Date” has the meaning ascribed to it in Section 5.1.10 of this Agreement.

“Final Decision” has the meaning ascribed to it in Section 6.8 of this Agreement.

“Fundamental Representations of the Sellers and Cristina” are the fundamental representations and warranties provided by the Sellers and Cristina in Sections 5.1.1 to 5.1.8.

“Claim” means any claim, action, suit, demand, judgment, dispute, proceeding (including judicial, arbitration, or administrative proceedings, or any process or inspection), formal and written request for payment by any Party, Person, and/or Governmental Authority, including any Third-Party Claim, which relates to Losses subject to reimbursement under the terms of this Agreement.

“Third-Party Claim” has the meaning ascribed to it in Section 6.5.1 of this Agreement.

“Direct Claim” has the meaning ascribed to it in Section 6.5.6 of this Agreement.

“Divided Claim” means any Third-Party Claim related to any matters, acts, facts, or omissions covering a period beginning before the date hereof and ending after the date hereof.

“Financial Statements of the Institute” has the meaning ascribed to it in Section 5.1.21 of this Agreement.

“Business Day” means any day other than one: (a) Saturday; (b) Sunday; or (c) days on which commercial banks are obligated or authorized by law to remain closed in the City of Teresina, State of Piauí, in the City of São Paulo, State of São Paulo, in the City of Rio de Janeiro, State of Rio de Janeiro, and/or in the City of Nova Lima, State of Minas Gerais.

“Relevant Employees” means the following employees: Antônio Afonso de Nascimento Junior and Francisco Antônio de Alencar.

“Indebtedness” means the sum of the following amounts with respect to the Institute and CIS: (i) all bank debts, loans, financing, or short-term or long-term debt, whether past due and unpaid or due (including principal, interest, and, when due, other financial charges including arrears and penalties), with any party; (ii) lines of credit effectively in use (including principal, interest, and, when due, any financial charges, including arrears and penalties); (iii) all overdue outstanding amounts owed to employees, agents, service providers, or other contractors that have not been paid within the originally agreed-upon term; (iv) all amounts outstanding due to suppliers that have not been paid within the originally agreed-upon term; (v) all taxes or other liabilities due, whether or not in installments, not yet paid to the tax collection agencies on their original payment dates; (vi) installment agreements with any Governmental Authority, including any REFIS in force; (vii) installments due and the residual value of commercial leases and lease agreements,  (viii) any confession or acknowledgment of debt; (ix) any accounts payable, debts, or obligations for any convictions, judgments, or arbitration awards that are final and unappealable, except for allowances for contingencies; (x) all accounts payable that are past due and outstanding that have not been paid on the original date of maturity; (xi) IOF payable related to the Related Party debt; (xii) amounts due and not yet paid with respect to the dismissal or termination of employees, staff, or directors already dismissed; and (xiii) accounts payable in arrears.

“Closing” has the meaning ascribed to it in Section 3.1 of this Agreement.

“FIES” means the Student Financing Fund, a MEC program intended to finance the studies of higher education students enrolled in paid higher education programs in accordance with Law No. 10,260/2001, as amended from time to time.

“Indemnification Scenario” has the meaning ascribed to it in Section 6.1 of this Agreement.

“Properties” means, together: (i) the property located in the City of Teresina, State of Piauí, at Rua Vitorino Orthiges Fernandes, 6123, Uruguai, subject to recording No. 74.224, of the 2nd Real Estate Registry Office of Teresina/PI; (ii) the property located in the City of Teresina, State of Piauí, at Rua Maria Socorro de Macedo Claudino, unnumbered, Uruguai, subject to recording No. 57.305, of the 2nd Real Estate Registry Office of Teresina/PI; and (iii) the property located in the City of Teresina, State of Piauí, at Rua Maria Socorro de Macedo Claudino, unnumbered, Uruguai, subject to recording No. 27.043, of the 2nd Real Estate Registry Office of Teresina/PI.

“Confidential Information” has the meaning ascribed to it in Section 7.1 of this Agreement.

“INPI” means the National Institute of Industrial Property.

“Institute” has the meaning ascribed to it in the preamble of this Agreement.

“IPTAN” means IPTAN - Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A., a corporation headquartered at Avenida Leite de Casto, 1101, Fábricas, in the City of São João Del Rei, State of Minas Gerais, CEP 36301-182, enrolled in the CNPJ/MF under No. 03.219.494/0001-98 and registered with the Board of Trade of the State of Minas Gerais (JUCEMG) under NIRE No. 31300120457.

“JC Joint FIP” has the meaning ascribed to it in the preamble of this Agreement.

“JUCEPI” has the meaning ascribed to it in the preamble of this Agreement.

“Law” means any law, decree, regulation, requirement, rule, norm, ordinance, instruction, federal, state, municipal, or territorial codes, resolution, warrant, judgment, judicial decision, arbitral decision or requirement application to the Person in question, issued by a competent Governmental Authority, in each case applicable to or that binds that Person or any of his assets or to which that Person or any of his assets are subject.

“Anti-corruption Law” means Law No. 12,486, of August 1, 2013, as amended.

“Brazilian Corporations Law” means Law No. 6,404, of December 15, 1976, as amended.

“Maximum Indemnification Limit” has the meaning ascribed to it in Section 6.4.1.1 of this Agreement.

“Uninovafapi Trademark” means the trademark subject to INPI Case No. 905372964.

“MEC” means the Ministry of Education of the Federative Republic of Brazil or another body that comes to replace it.

“Offset Notice” has the meaning ascribed to it in Section 6.9.1 of this Agreement.

“Conflict Notice” has the meaning ascribed to it in Section 10.2 of this Agreement.

“Third-Party Claim Notice” has the meaning ascribed to it in Section 6.5.1(a) of this Agreement.

“Direct Claim Notice” has the meaning ascribed to it in Section 6.5.6 of this Agreement.

“Claim Rejection Notice” has the meaning ascribed to it in Section 6.5.6 of this Agreement.

“NRE” has the meaning ascribed to it in the preamble of this Agreement.

“Encumbrance” (and its variations) means any and all liens, charges, burdens, mortgages, pledges, attachments, fiduciary sales, fiduciary assignments, restrictions, purchase or warrant rights, charges, promise of sale, usufruct over voting and/or property rights, inventory right, preemptive right, option, limitations on the full and free use, enjoyment, or fruition of any property or right (or any of the attributes inherent or related to such property or right), whether by virtue of Law or contract.

“Transaction” has the meaning ascribed to it in Recital B of this Agreement.

“Party” has the meaning ascribed to it in the preamble of this Agreement.

“Indemnified Party” has the meaning ascribed to it in Section 6.5 of this Agreement.

“Indemnifying Party” has the meaning ascribed to it in Section 6.5 of this Agreement.

“Related Party” means: (i) in relation to a Person other than an individual, any of its Affiliates, or their respective direct and indirect shareholders and/or shareholders holding more than ten percent (10%) of the shares or quotas representing the total or voting share capital of said Person or that, regardless of the amount of ownership interest, has the direct or indirect Control of such Person, as well as its employees and/or management or employees or officers and directors of a Person that is considered to be a Related Party per the above terms; and (ii) in relation to an individual: (a) all of his or her ascendants and descendants in a direct line, spouse, and/or relatives from first (1st) to the fourth (4th) degree; and (b) any of their direct or indirect Controlled Companies, or any Person that is a related party of such Controlled Company under the terms of item (i) above.

“Buyer’s Indemnifiable Parties” has the meaning ascribed to it in Section 6.1 of this Agreement.

“Sellers’ Indemnifiable Parties” has the meaning ascribed to it in Section 6.2 of this Agreement.

“Loss” means any damage, harm, loss, obligation, disbursement, cost, and/or expense that represents actual cash outflow, including, but not limited to, judicial deposits, guarantees, fees, or administrative or judicial costs, reasonable fees and expenses with attorneys, accountants and experts, burdens from loss of suit, and administrative fees and/or costs, including those incurred during the conducting of any defense, as well as monetary correction, arrears and/or compensatory interest, fines, and any other increases and/or penalties, in any case suffered by any of the Buyer’s Indemnifiable Parties or the Sellers’ Indemnifiable Parties. The following shall not be subject to indemnification under this Agreement, nor be covered by the definition of a “Loss” contained in this instrument: (i) moral, reputational, and/or indirect damages, except when the Institute, the Sellers, or the Buyer is obligated to reimburse moral damages, indirect damages, or consequential damages suffered by third parties; and (ii) lost profits and/or loss of business opportunity.

“Person” means any individual, legal entity, entities without legal personality, company (whether or not personified), corporation, limited company, limited partnership, limited corporation, limited liability partnership, partnership without legal personality, joint venture, any other type of company, trade union, consortium, trust,  association, organization, private investment fund, or any other type of fund, any Governmental Authority, or any other person or entity, including any successor, by merger or otherwise, of any of the aforementioned parties, organized in accordance with Brazilian or foreign law.

“Purchase Price” has the meaning ascribed to it in Section 2.2 of this Agreement.

“Installment Price” has the meaning ascribed to it in Section 2.2(b) of this Agreement.

“First Installment of the Purchase Price” has the meaning ascribed to it in Section 2.2(a) of this Agreement.

“Intellectual Property” has the meaning ascribed to it in Section 5.1.17(a) of this Agreement.

“Quotas” has the meaning ascribed to it in Recital A of this Agreement.

“80% Quotas” has the meaning ascribed to it in Recital B of this Agreement.

“Rules” has the meaning ascribed to it in Section 10.3 of this Agreement.

“FIES Credit Report” has the meaning ascribed to it in Section 6.3.1 of this Agreement.

“Company” means Sociedade de Ensino Superior e Tecnológico do Piauí Ltda., a limited liability business company with headquarters at Rua Vitorino Orthiges Fernandes, No. 6,123, Bairro Uruguai, City of Teresina, State of Piauí, CEP 64.073-505, enrolled in the CNPJ/MF under No. 03.126.508/0001-29.

“Taxes” means any and all taxes of any nature (including, but not limited to, taxes, fees, social contributions, contributions for economic intervention, improvement contributions, interest contributions of professional or economic categories, and compulsory loans). All references to taxes and derivations of this word such as “tax” and “tax-related” made in this Agreement include any and all social security contributions. Also included in the meaning of Taxes are ancillary tax levies (including interest, fines, penalties, monetary restatement, and tax increases with respect thereto).

“Arbitral Tribunal” has the meaning ascribed to it in Section 10.3.110.3 of this Agreement.

“Sellers” has the meaning ascribed to it in the preamble of this Agreement.

1.2.                            Rules of Construction, (i) Where a reference in this Agreement is made to a recital, article, section, or exhibit, such reference shall be construed as a recital, article, section, or exhibit to this Agreement, unless otherwise indicated; (ii) the headings and titles contained in this Agreement are for reference purposes only and shall not affect in any way the meaning, analysis, or construction of this Agreement; (iii) the words “hereof,” “herein,” “hereto,” and “hereunder,” as well as words of similar meaning, when used in this Agreement, shall refer to this Agreement as a whole, and not to any specific provision of this Agreement; (iv) whenever the words “include,” “includes,” “including,” and similar expressions are used in the terms of this Agreement, they shall mean “include, without limitation,” “includes, but not limited to,” and “including, among others,” respectively, or a similar expression indicating a non-restrictive or exhaustive, but merely exemplifying, enumeration; (v) any agreement, instrument or law referred to in this Agreement or any contract or instrument that is referred to in this Agreement means the agreement, instrument, or Law as may be periodically amended, modified, altered, or replaced; (vi) references to a Person are also references to such Person’s successors and assigns of any type; and (vii) all exhibits referred to in this Agreement, if duly initialed by representatives of the Parties, shall be deemed to be an integral part of this Agreement and shall be incorporated into this Agreement by reference and integrated herein for all purposes.

2.                                      QUOTA PURCHASE AND SALE; LEASE

2.1.                            Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, the Sellers hereby sell and transfer to the Buyer, and the Buyer hereby acquires and receives from the Sellers, at the purchase price agreed upon in Section 2.2, the 80% Quotas, free and clear of any Encumbrances and with all the rights and obligations attached thereto, including voting and property rights (such as dividends, preemptive rights for subscription of new quotas, among others), as follows: (i) JC Joint FIP sells and transfers to the Buyer eighteen million, five hundred and eighty-five thousand, eight hundred and forty (18,585,840) Quotas, representing seventy-eight percent (78%) of the total Quotas; and (ii) Breno sells and transfers to the Buyer four hundred and seventy-six thousand, five hundred and sixty (476,560) Quotas, representing two percent (2%) of the total Quotas, thus withdrawing from the Institute.

2.1.1.                  Capital Stock. After the performance of the Transaction with the purchase of the 80% Quotas by the Buyer, the capital stock of the Institute shall be divided as follows:

Partner	Quotas Held	Equity Interest
JC Joint FIP	4,765,600	20%
Buyer	19,062,400	80%
TOTAL	23,828,000	100%

2.2.                            Purchase Price. The Buyer attributed to the Institute the value of two hundred and ninety-five million Brazilian Reais (R$ 295,000,000.00) for 100% of the Quotas, assuming a net Indebtedness equal to zero. The Buyer undertakes to pay to the Sellers, for the acquisition of the 80% Quotas, the total amount of two hundred and  thirty-six million Brazilian Reais (R$ 236,000,000.00) (the “Purchase Price”), which shall be paid by the Buyer to the Sellers as follows:

(a)                                 one hundred and twenty-nine million, eight hundred thousand Brazilian Reais (R$ 129,800,000.00), equivalent to fifty-five percent (55%) of the Purchase Price,  is paid by the Buyer to the Sellers on the date hereof simultaneously with the execution of this Agreement (the “First Installment of the Purchase Price”), where: (i) one hundred and twenty-six million, five hundred fifty-five thousand Brazilian Reais (R$ 126,555,000.00) shall be paid to JC Joint FIP; and (ii) three million, two hundred and forty-five thousand Brazilian Reais (R$ 3,245,000.00) shall be paid to Breno; and

(b)                                 one hundred and six million, two hundred thousand Brazilian Reais (R$ 106,200,000.00), equivalent to forty-five percent (45%) of the Purchase Price (the “Installment Price”) shall be paid by the Buyer to the Sellers in three (3) fixed annual installments in the amount of thirty-five million, four hundred thousand Brazilian Reais (R$ 35,400,000.00) each, maturing on: November 27, 2019, November 27, 2020, and November 27, 2021, and each installment shall be paid to the Sellers as follows: (i) thirty-four million, five hundred and fifteen thousand Brazilian Reais (R$ 34,515,000.00) shall be paid to JC Joint FIP; and (ii) eight hundred and eighty-five thousand Brazilian Reais (R$ 885,000.00) shall be paid to Breno.

2.2.1.                  Each installment of the Installment Price shall be adjusted per the variation in the CDI rate as of the date hereof and until the date of the effective payment of said installment of the Installment Price.

2.3.                            Price Adjustment. In addition to the Purchase Price, the Buyer undertakes to make the following payments to the Sellers:

(a)                                 the amount of four million Brazilian Reais (R$ 4,000,000.00) (“Price Adjustment 1”) arising from a portion of the Institute’s Cash on the date hereof, shall be paid by the Buyer to the Sellers on the date hereof, simultaneously with the execution of this Agreement, where: (i) three million, nine hundred thousand Brazilian Reais (R$ 3,900,000.00) shall be paid to JC Joint FIP; and (ii) one hundred thousand Brazilian Reais (R$ 100,000.00) shall be paid to Breno;

(b)                                 the amount of eight million, nine hundred and five thousand, five hundred and forty Brazilian Reais and sixty-three cents (R$ 8,905,540.63) (“Price Adjustment 2” and, together with Price Adjustment 1, the “Price Adjustment”), equivalent to eighty percent (80%) of the amount of the reduction in capital subject to the Reduction AGE, where: (i) eight million, six hundred eighty-two thousand, nine hundred and two Brazilian Reais and twelve cents (R$ 8,682,902.12) shall be paid to JC Joint FIP; and (ii) two hundred and twenty-two thousand, six hundred and thirty-eight Brazilian Reais and fifty-two cents (R$ 222,638.52) shall be paid to Breno. The Parties hereby agree that said payment of Price Adjustment 2 due from the Buyer to the Sellers shall be paid by the Institute, at the Buyer’s expense and order, directly to the Sellers, within four (4) Business Days counted from the expiration of the legal term of sixty (60) days for opposition by creditors as of the date of the last publication of the Reduction AGE in the Official Gazette of the State of Piauí and in a widely-circulated newspaper in Teresina/PI.

2.4.                            Method of Payment. The payment of the Purchase Price and Price Adjustment shall be made via electronic transfer of available funds on the respective maturity dates indicated in Sections 2.2 and 2.3 above, into the Sellers’ bank accounts (the “Bank Accounts”), as follows:

Seller	Bank Account
JC Joint FIP	Banco BTG Pactual (208) Branch 001 Account 000288892
Breno	Banco BTG Pactual (208) Branch 001 Account 000281824

2.4.1.                  The Sellers and Cristina may notify the Buyer in writing by instructing it to deposit the Installment Price (or any other payment due under this Agreement) into another bank account owned by the Sellers and/or Cristina, provided that this notice is received at least three (3) Business Days prior to the date on which said payment is to be made, in which case the bank account indicated shall be considered a Bank Account for the purposes of all payments due to the Sellers and/or to Cristina under this Agreement.

2.4.2.                  Discharge. Proof of the transfer of the amounts to the Bank Accounts shall serve as proof of irrevocable and irreversible discharge of the Purchase Price and the Price Adjustment.

2.5.                            Lease Agreement. The Company, the Institute, Cristina, and the Buyer (the latter two acting as intervening and consenting parties) hereby simultaneously enter into this Agreement, a lease agreement, a copy of which is included in Exhibit 2.5 (the “Lease Agreement”), by which the Company leases the Properties to the Institute, in accordance with the terms and conditions defined in said Lease Agreement.

3.                                      CLOSING

3.1.                            Closing. The consummation of the Transaction, under the terms established in this Agreement, (the “Closing”) occurs on the date hereof at the firm Tauil & Checker Advogados Associated with Mayer Brown LLP, located at Avenida Presidente Juscelino Kubitschek, 1455, 6th floor, Vila Nova Conceição, CEP 04543-011, in the City of São Paulo, State of São Paulo.

3.2.                            Closing Acts. On the date hereof, the following acts are performed by the Parties and by the Company:

(a)                                 Signing by the Parties of the 5th Amendment to the Institute’s Articles of Association, a copy of which is provided in Exhibit 3.2(a), whereby: (i) the Sellers shall transfer the 80% Quotas to the Buyer; (ii) the current management of the Institute resign from their positions with reciprocal discharge; (iii) new members for the management of the Institute are appointed and invested in their respective positions; and (iv) the restatement of the Institute’s Articles of Association is approved (the “Closing ACS”);

(b)                                 Signing by the Parties of the General Incorporation Meeting by Corporate Type Conversion of the Institute from a Limited Liability Business Company into a Corporation, a copy of which is included in Exhibit 3.2(b) , by means of which the Institute is converted into a corporation (the “Conversion ACS”);

(c)                                  Deposit, by the Buyer to the Sellers, of the First Installment of the Purchase Price into the Bank Accounts, pursuant to the terms of Section 2.2(a);

(d)                                 Deposit, by the Buyer to the Sellers, of Price Adjustment 1 into the Bank Accounts, pursuant to the terms of Section 2.3(a);

(e)                                  Signing of the Lease Agreement by the Company, the Institute, Cristina, and the Buyer;

(f)                                   Signing, by JC Joint FIP, by the Buyer, and by Cristina, of the Shareholders’ Agreement of the Institute, a copy of which is found in Exhibit 3.2(f);

(g)                                  Granting of a Public Power of Attorney from the Institute to the new management of the Institute elected by the Buyer on the date hereof, to manage the Institute’s activities, with a period of validity of thirty (30) days (renewable for an additional period of thirty (30) days upon written request to the Institute), a copy of which is found in Exhibit 3.2(g); and

(h)                                 Signing, by the Buyer and JC Joint FIP, of the General Meeting for approval of the capital reduction of the Institute, a copy of which is found in Exhibit 3.2(h) (the “Reduction AGE”).

3.2.1.                  All Closing acts are part of the Transaction agreed upon among the Parties and are considered to have been performed simultaneously.

3.3.                            Recording of the ACS. The Closing ACS shall be recorded by the Buyer with JUCEPI within 3 (three) Business Days as of the date hereof. The Conversion ACS shall be recorded by the Buyer with JUCEPI within ten (10) days of the date of recording with JUCEPI of the Closing ACS.

4.                                      REPRESENTATIONS AND WARRANTIES OF THE BUYER

4.1.                            The Buyer, aware that the representations and warranties below are essential for the purposes of this Agreement, represents and warrants to the Sellers, on the date hereof, that:

4.1.1.                  Organization and Existence of the Buyer. The Buyer is legally organized and validly existing under the laws of the Federative Republic of Brazil.

4.1.2.                  Power and Authorization. The Buyer has the full right, capacity, and power, per the terms of the Law, to enter into, to sign, and to deliver this Agreement, as well as to fulfill all obligations assumed herein, having taken all measures and obtained all authorizations necessary to authorize its execution, and there is no legal or contractual impediment to consummating the transactions contemplated hereby. The execution and delivery of this Agreement by the Buyer, and the fulfillment of the obligations assumed by it, have been duly authorized. No other measure or other act is necessary to authorize the execution, delivery, and fulfillment of this Agreement by the Buyer.

4.1.3.                  No Breach, Consents. Neither the execution and the delivery of this Agreement by the Buyer, nor the fulfillment by the Buyer of any and all of its obligations hereunder, nor the consummation of the transactions established herein:

(a)                                 Violate the articles of association and other corporate documents of the Buyer;

(b)                                 Infringe on, conflict with, accelerate the performance of any obligation, or result in a breach or termination of, or otherwise give any third party any additional rights or compensation under, or right to terminate, or constitute default under the terms of, or for any contract to which the Buyer is a party, or to which the Buyer or any of its properties, goods, and/or assets are subject and/or bound;

(c)                                  Violate or conflict with any statute, ordinance, Law, rule, regulation, license or permit, judgment, or order of any court, arbitrator, arbitration tribunal, or other Governmental Authority or regulator to which the Buyer or any of its assets are subject, including, but not limited to, MEC regulations; and/or

(d)                                 Require any consent, approval, or authorization from any Person, court, or Governmental Authority, except for the recording of the Closing ACS and Conversion ACS with JUCEPI and for the notice to MEC pursuant to the terms of Section 7.4(a).

4.1.4.                  No Litigation. There are no outstanding or ongoing claims involving the Buyer that affect, in any way and in any manner, the execution of this Agreement and the fulfillment of the obligations now assumed. The Buyer has not breached any judgment, order, arbitration award, warrant, preliminary injunction, or order of any Governmental Authority that in any way and in any manner affects the execution of this Agreement and fulfillment of the obligations now assumed.

4.1.5.                  Binding Obligation. This Agreement is a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms and conditions. This Agreement in all terms and conditions binds both the Buyer and its successors.

4.1.6.                  Solvency. The Buyer is solvent and has sufficient financial and economic capacity to make any and all payments provided for in this Agreement (including, without limitation, the Purchase Price) and to fulfill all its obligations under this Agreement.

4.1.7.                  No Breach of Anti-corruption Rules.

(a)                                 The Buyer, its subsidiaries, and, to the best of the Buyer’s knowledge, the Buyer’s executive officers, in any event, directly or indirectly, when acting on the Buyer’s behalf, as of its date of incorporation to the date hereof, have always fully complied with all applicable Brazilian anti-corruption laws and regulations, including, but not limited to, the Anti-Corruption Law, which prohibits any type of corruption, bribery, or money laundering and regulates gifts, gratuities, and expenses paid to the benefit of governmental authorities, lobbies, political donations, and political contributions, have not committed unlawful acts provided for in Law No. 9,133, of March 3, 1998, as amended, and have not: (i) offered, promised, made, paid, delivered, or authorized any contribution, gift, thing of value, payment, delivery, donation, or other improper advantage to a public agent (including any representative of Governmental Authorities); to any person related thereto, or to any person in circumstances in which it was aware or should have reasonably been aware that all or any part of said thing of value, contribution, payment, gift, or donation would be offered, delivered, or promised, directly or indirectly, to a Person with the objective of (i.a) influencing any act or decision by a Governmental Authority in the performance of its function; (i.b) inducing a Governmental Authority to do or not do any act that violates its legal function; (i.c) ensuring an improper advantage; (i.d) inducing a Governmental Authority to influence or interfere with any act or decision by any governmental entity; or (i.e) assisting the Buyer, as well as any of its subsidiaries or representatives in obtaining or maintaining business for the Buyer or any of its subsidiaries; (ii) financed, funded, sponsored, or otherwise subsidized the performance of unlawful acts under the Anti-Corruption Law; (iii) frustrated, through arrangement, combination, or any other manner, the competitive nature of a public bidding procedure; (iv) prevented, disturbed, or fraudulently carried out any act in a public bidding procedure; (v) excluded or sought to exclude a bidder by offering an advantage of any kind; (vi) obtained improper advantage or benefit from modifications or extensions of contracts entered into with the public administration, without authorization in Law, in the notice of public bidding or in the respective contractual instruments; (vii) manipulated the economic and financial balance of contracts entered into with the public administration; (viii) impeded investigation or inspection by public bodies, entities, or agents (including any representative of Governmental Authorities), or intervened in their activities, including within the scope of regulatory agencies and inspection bodies of the National Financial System; and/or (viii) performed acts in violation of any of the applicable Brazilian anti-corruption laws and regulations, including, but not limited to, the Anti-Corruption Law;

(b)                                 To the best of its knowledge, none of the Buyer’s executive officers have conducted or initiated any internal investigation or made any voluntary or required disclosure to any Governmental Authority or similar entity in connection with any act or omission arising out of or in any way related to non-compliance with the Anti-Corruption Law. To the best of its knowledge, none of the Buyer’s officers have received any notice, requisition, or subpoena relating to any non-compliance with the Anti-Corruption Law.

4.1.8.                  Audit. The Buyer, together with its advisors, has conducted its own legal, tax, accounting, and financial due diligence of the Institute and its business, as per documents made available by the Sellers, in the usual manner for this type of transaction, which achieved satisfactory results for the definition of the Purchase Price, having independently confirmed and verified any and all matters that it believed necessary or appropriate to determine the feasibility of the transactions provided for in this Agreement and the accuracy and suitability of the Purchase Price.

4.2.                            Valid and True Representations. The validity and truthfulness of the representations and warranties mentioned above on the date hereof constitute assumptions of this Agreement.

4.3.                            Severability of Representations. Each of the representations and warranties now provided by the Buyer is independent and autonomous in nature, but shall be interpreted in a systematic manner in relation to any other representations, warranties, terms, or conditions contained in this Agreement.

4.4.                            No Other Representations and Warranties. Except for the representations and warranties included in this Section 4, the Buyer makes no representation or warranty of any kind or nature, express or implied, to any of the Sellers and/or to Cristina. No representation or warranty of the Buyer contained in this Agreement shall restrict, limit, or prevent the  Sellers from exercising their right to indemnification provided for in Section  6.2 below.

5.                                      REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND CRISTINA.

5.1.                            The Sellers and Cristina, together and jointly and severally, represent and warrant to the Buyer, on the date hereof, that:

5.1.1.                  Organization and Existence of JC Joint FIP. JC Joint FIP is legally organized and validly existing under the Laws of Brazil and has all the power and authority necessary to conduct its activities substantially in the same manner that these activities have been and are currently being conducted to present, as well as to hold, operate, use, lease, and dispose of its property and assets.

5.1.2.                  Organization and Existence of the Institute. Each of the Institute and CIS is a duly organized limited liability company, validly existing in accordance with the Laws of Brazil and has all the necessary power and authority to hold, operate, use, dispose, and/or lease property and assets owned, operated, used, or leased by it, as well as to conduct its business substantially in the same manner as they have been and are currently being conducted by the Sellers to date.

5.1.3.                  Insolvency, Judicial and Extrajudicial Reorganization and Bankruptcy Proceedings. Each of the Institute and CIS is not in the process of judicial or extrajudicial reorganization or bankruptcy in accordance with the Laws of Brazil, nor has it been subpoenaed or summoned in any judicial or extrajudicial reorganization or bankruptcy proceedings. Neither Breno nor Cristina are involved in insolvency proceedings and have not been subpoenaed or summoned in any insolvency proceedings.

5.1.4.                  Power and Authorization. The Sellers,  Cristina, and the Institute have full right, capacity, and powers under the Law, to enter into, sign, and  formalize this Agreement, as well as to fulfill all obligations assumed herein, having taken all measures and obtained all authorizations necessary to authorize its execution, and there is no legal or contractual impediment to consummating the transactions contemplated in this Agreement. The execution and formalization of this Agreement by the Sellers, by Cristina, and by the Institute and the fulfillment of the obligations assumed by it have been duly authorized. No other measure or other act is necessary to authorize the execution, formalization, and fulfillment of this Agreement by the Sellers, by Cristina, and/or by the Institute.

5.1.5.                  Binding Obligation. This Agreement is a legal, valid, and binding obligation of the Sellers, of the Institute, and of Cristina, enforceable against them in accordance with its terms and conditions. This Agreement in all terms and conditions binds the Sellers, Cristina, and the Institute, as well as their successors and heirs.

5.1.6.                  No Breach and Consents. Neither the execution and the formalization of this Agreement by the Sellers, by the Institute, and by Cristina, nor the fulfillment by the Buyer of any and all of their obligations under this Agreement, nor the consummation of the transactions established herein:

(a)                                 Violate the articles of association, bylaws, and other corporate documents of the Institute, CIS, and/or JC Joint FIP, there being no quotaholders’/shareholders’ agreements and/or any documents binding the Quotas;

(b)                                 Infringe on, conflict with, accelerate the performance of any obligation, or result in a breach or termination of, or otherwise give any third party any additional rights or compensation under, or right to terminate, or constitute default or arrears under the terms of, or for any contract to which the Institute, CIS, the Sellers, and/or Cristina is a party, or to which the Institute, the Sellers, and/or Cristina or any of their respective properties, goods, and/or assets are subject and/or bound;

(c)                                  Violate or conflict with any statute, ordinance, Law, rule, regulation, license or permit, judgment, or order of any court, arbitrator, arbitration tribunal, or other Governmental Authority or regulator to which the Sellers, Cristina, the Institute, and/or Cristina or any of their assets are subject, including, but not limited to, MEC regulations; and/or

(d)                                 Require any consent, approval, or authorization, whether in advance or thereafter, from any Person, court, or Governmental Authority, except for the recording of the Closing ACS and Transformation ACS with JUCEPI and for the notice to MEC pursuant to the terms of Section 7.4(a).

5.1.7.                  No Litigation. There is no suit, judicial, arbitral, or administrative action, or investigation of which the Institute, Cristina, the Sellers, and/or CIS have knowledge or have been served with process, subpoenaed, or summoned (as the case may be), to date, pending against the Institute, Cristina, the Sellers, and/or CIS that may prevent the performance and completion of the Transaction contemplated by this Agreement, per the terms and conditions set forth in this Agreement.

5.1.8.                  Capital Stock. The capital stock of the Institute is twenty-three million, eight hundred and twenty-eight thousand Brazilian Reais (R$ 23,828,000.00), fully subscribed for and paid in, divided into twenty-three million, eight hundred and twenty-eight thousand (23,828,000) Quotas. The Quotas are the only securities issued by the Institute to date and there are no contracts or arrangements of any kind that require the Institute to issue new quotas or securities. The Sellers: (i) are legitimate proprietors, owners, and holders of all Quotas, which are free and clear of any and all Encumbrances; (ii) all of the Quotas have been duly authorized, legally issued, and fully paid up, and there are no other subscription rights, purchase options granted, or other rights to acquire or subscribe any quotas issued by the Institute which confer on their respective holders the issuance of quotas of the Institute, or which could be converted into or exchanged for quotas issued by the Institute, issued or to be issued in the future; and (iii) have not entered into any agreement (other than this Agreement) or entered into any commitment with any third party to dispose of or to have the right to dispose of, and/or enjoy any of the Quotas or other rights to acquire or subscribe any quotas issued by the Institute.

5.1.9.                  Subsidiaries. Except for the corporate holding held by the Institute in CIS, the Institute does not have any holding, in Brazil or abroad, in any other Person, company (whether or not personified), enterprise, consortium, association, foundation, condominium, or joint venture, direct or indirectly, of any nature. The Institute is the sole and legitimate owner of one hundred percent (100%) of the total and voting capital stock of CIS.

5.1.10.           Litigation. Exhibit 5.1.10 contains a list of administrative, judicial, or arbitral proceedings filed against or by the Institute by June 22, 2018 (the “Base Date”). As of the Base Date up to the date hereof: (i) no relevant administrative, judicial, or arbitral proceedings were filed against the Institute; and (ii) the Institute did not file any relevant administrative, judicial, or arbitral proceedings.

5.1.11.           Infraction Notices. Exhibit 5.1.11 contains a list of infraction notices drawn up in the name of the Institute up to the Base Date. Except with respect to Exhibit 5.1.11, there is no infraction or inspection notice of which the Institute, Cristina, and/or the Sellers are aware or with respect to which they have been served with process, subpoenaed, or summoned (as the case may be), up to the Base Date, pending against the Institute, Cristina, and/or the Sellers. As of the Base Date to the date hereof, the Institute, Cristina, and/or the Sellers have not been served with process, subpoenaed, or summoned (as the case may be) with respect to any infraction or inspection notice.

5.1.12.           Teaching Institutions. The Institute is the maintainer of the UNINOVAFAPI University Center, accredited by the MEC to operate on the date hereof as a university center. Except for the UNINOVAFAPI University Center, the Institute does not maintain any other higher education institution in Brazil or abroad.

5.1.13.           Regulatory.

(a)                                 To the best knowledge of the Sellers and Cristina:

(i)                                     There is no significant breach by the Institute, as well as by the university centers, and/or colleges it maintains, with regard to the regulations and requirements of the MEC;

(ii)                                  There are, on the date hereof, no relevant regulatory irregularities that may result in the reduction of vacancies, restrictions on enrollment of students, cancellation of programs, or de-accreditation.

(iii)                               The Institute not is not party to an assessment by the MEC or any other Correction of Deficiencies Order, Consent Order, or any other consent decree or correction order or other similar document, outstanding, in force, or under negotiation with the MEC;

(iv)                              The programs offered by the institution of higher education maintained by the Institute comply with all the relevant requirements demanded by the MEC, the National Council of Education, the Anísio Teixeira National Institute of Studies and Educational Research - INEP, and other competent authorities;

(v)                                 The institution of higher education maintained by the Institute is duly accredited to teach courses in person and via distance learning, as applicable to each of the programs;

(vi)                              In the last three (3) years, an unsatisfactory grade (Grade 1 or Grade 2) has not been obtained by the higher education institution maintained by the Institute in the General Course Program Index (IGC);

(vii)                           The Institute is not aware of, and has not been served with process or summoned regarding proceedings for supervision of course programs that are pending before the MEC;

(viii)                        The partnerships with third parties signed by the Institute for the purposes of offering higher education of the type EAD were entered into with partners able to conduct their business according to applicable laws and regulations;

(ix)                              The Institute meets the requirements for classification as a university center, as applicable, including, but not limited to, the composition of at least one third (1/3) of teaching staff by teachers with master’s and doctoral degrees and  one-fifth (1/5) by professors hired to be full-time;

(x)                                 The Institute meets the relevant requirements of accreditation required by Decree No. 9,235, of December 15, 2017, including, but not limited to, the corporate acts attesting to its existence and legal capacity, sufficient equity to maintain the institution, and financial statements certified by competent professionals;

(xi)                              There are no outstanding sanctions that have been imposed by the MEC on the Institute; and

(xii)                           In the EAD course programs, the Institute performs the following activities required by applicable laws and regulations: (i) student evaluations; (ii) mandatory internship placements, when provided for in the relevant legislation; (iii) defense of completion of course programs, when provided for in the relevant laws and regulations; and (iv) activities related to teaching laboratories, when applicable.

(b)                                 ProUni. The Institute is legally and duly enrolled in ProUni. To the best knowledge of the Sellers and Cristina, there is no breach on the part of the Institute that could prejudice their adhesion to ProUni and/or the maintenance of the benefits granted by it to the Institute.

(c)                                  FIES. The Institute is duly registered with FIES and complies, in all material respects, with all applicable FIES rules. The Institute did not breach or violate any rule that could lead to the exclusion of the Institute from this program.

5.1.14.           Agreements with Hospitals. The agreements with hospitals have been duly complied with by the Institute in all material respects and are valid, effective, and enforceable in accordance with their respective terms. None of the Institute’s agreements with hospitals have any need for prior authorization from any Person or Governmental Authority for the implementation of the transaction provided for in this Agreement. The Institute has the agreements with hospitals listed in Exhibit 5.1.14.

5.1.15.           Fraud against Creditors. The execution and performance of the Agreement does not constitute fraud against creditors or fraud against execution. The Sellers, Cristina, and the Institute are solvent, shall not be reduced to insolvency due to the execution and fulfillment of the Agreement, and possess sufficient assets to honor all their obligations.

5.1.16.           Material Agreements.

(a)                                 The term “Material Agreements,” when used in this Agreement, means any agreement material to its operations: (i) that is related to any indebtedness or financing of property and assets; (ii) that involves the formation of a line of credit or bank financing in favor of the Institute; (iii) that is a joint venture contract, partnership, association, company (whether or not personified, including unincorporated special partnerships), or a similar arrangement, except for the participation of the Institute in the capital stock of CIS; (iv) that has not been entered into the Ordinary Course of Business; (v) that involves, individually or in the aggregate, in this case in a subsequent period of [**] months, amounts exceeding [**] Brazilian Reais (R$ [**]); (vi) technical cooperation or partnerships with third parties for the development of content or methodology for undergraduate and graduate courses; (vii) assignment of copyright and other contracts related to the production, manufacture, and distribution of educational materials used by the Institute; (viii) that involves the provision or contracting of any form of guarantee  (personal or collateral) by the Institute for any Person; and/or (ix) that involves the provision of any guarantee of which the Institute is a beneficiary.

(b)                                 The Material Agreements to which the Institute is a party on the date hereof are listed in Exhibit 5.1.16(b);

(c)                                  The consummation of the Transaction shall not entail early maturity or cancellation of any Material Agreement; and

(d)                                 The Material Agreements, referred to in item (a) above: (i) are valid, bind the respective counterparties, and are in force, except as otherwise indicated in Exhibit 5.1.16(b); (iii)  respect the Law in all its relevant respects and are valid, effective, and enforceable in relation to the  Institute and against the respective counterparties; (iv) are being complied with by the Institute, which has not infringed on any relevant obligation thereof or provided for therein; (v) to the best knowledge of the Sellers and of Cristina, the Institute has not received any notice regarding the termination,  cancellation, breach, or arrears with respect to any Material Agreement; and (vi) do not generate any pledge, attachment, mortgage, or other secured interest in the assets owned and/or held by the Institute.

5.1.17.           Intellectual Property.

(a)                                 The Institute is the only legitimate owner, possessor, licensor, or user, as the case may be, of trademarks, patents, copyrights, and/or publishing rights to the educational materials and domains listed in Exhibit 5.1.17(a) (the “Intellectual Property”). The Intellectual Property constitutes all the trademarks, patents, copyrights, and/or publishing rights to the teaching materials and domains used to conduct the Institute’s business and activities in the manner in which they are being conducted. The intellectual property is free and clear of any Encumbrance. There is no restriction on disclosure, use,  or transfer of the Intellectual Property in the manner used by the Institute on the date hereof;

(b)                                 On May 7, 2018, the Institute and the Company conducted an irrevocable and irreversible assignment, by the Company to the Institute, of the ownership of the Uninovafapi Trademark, which was presented to the INPI on July 19, 2018, through the “Trademark Application - Annotation of Transfer of Ownership Resulting from Assignment” No. 850180207171, as per the copies found in Exhibit 5.1.17(b); and

(c)                                  To the best knowledge of the Sellers and/or of Cristina, there is no service of process, subpoena, or summons against the Institute with respect to any Claim that is  in progress: (i) in which there is an allegation of violation of the rights of any third party due to the use of software or Intellectual Property; (ii) in which there is an allegation that the Institute violated any right of intellectual property of a third-party, infringed on, or improperly appropriated any such rights; and/or (iii) third party contesting the validity, enforceability, use, or ownership of any rights in Intellectual Property.

5.1.18.           No Breach of Anti-corruption Rules.

(a)                                 The Sellers, Cristina, and/or the Institute, their subsidiaries and, to the best of Cristina’s knowledge, the Relevant Employees, in any case, directly or indirectly, when acting on behalf of the Sellers, Cristina, and/or the Institute, as of the date of organization of the Institute to date, have always fully complied with all applicable Brazilian anti-corruption laws and regulations, including, but not limited to, the Anti-Corruption Law, which prohibits any type of corruption, bribery, or money laundering and regulates gifts, gratuities, and expenses paid to the benefit of government authorities, lobbies, political donations and political contributions, have not committed illegal acts provided for in Law No. 9,613, of March 3, 1998, as amended, and have not: (i) offered, promised, made, paid, delivered, or authorized any contribution, gift, thing of value, payment, delivery, donation, or other improper advantage to a public agent (including any representative of Governmental Authorities); to any person related thereto, or to any person in circumstances in which it was aware or should have reasonably been aware that all or any part of said thing of value, contribution, payment, gift, or donation would be offered, delivered, or promised, directly or indirectly, to a Person with the objective of (i.a) influencing any act or decision by a Governmental Authority in the performance of its function; (i.b) inducing a Governmental Authority to do or not do any act that violates its legal function; (i.c) ensuring an improper advantage; (i.d) inducing a Governmental Authority to influence or interfere with any act or decision by any governmental entity; or (i.e) assisting any of the Sellers, Cristina, and/or the Institute, as well as any of its subsidiaries or representatives in obtaining or maintaining business for any of the Sellers, Cristina, and/or the Institute or any of its subsidiaries; (ii) financed, funded, sponsored, or otherwise subsidized the performance of unlawful acts under the Anti-Corruption Law; (iii) frustrated, through arrangement, combination, or any other manner, the competitive nature of a public bidding procedure; (iv)

prevented, disturbed, or fraudulently carried out any act in a public bidding procedure; (v) excluded or sought to exclude a bidder by offering an advantage of any kind; (vi) obtained improper advantage or benefit from modifications or extensions of contracts entered into with the public administration, without authorization in Law, in the notice of public bidding or in the respective contractual instruments; (vii) manipulated the economic and financial balance of contracts entered into with the public administration; (viii) impeded investigation or inspection by public bodies, entities, or agents (including any representative of Governmental Authorities), or intervened in their activities, including within the scope of regulatory agencies and inspection bodies of the National Financial System; and/or (viii) performed acts in violation of any of the applicable Brazilian anti-corruption laws and regulations, including, but not limited to, the Anti-Corruption Law;

(b)                                 Cristina, in her capacity as officer of the Institute, Breno and, to the best of Cristina’s knowledge, none of the Relevant Employees have conducted or initiated any internal investigation or made any voluntary or required disclosure to any Governmental Authority or similar entity in connection with any act or omission arising out of or in any way related to non-compliance with the Anti-Corruption Law. Cristina, in her capacity as officer of the Institute, Breno, and, to the best of Cristina’s knowledge, none of the Relevant Employees have received any summons, requisition, or service of process related to any breach of the Anti-Corruption Law;

(c)                                  Neither Cristina nor Breno nor any of the Relevant Employees is currently a government official or employee of a Governmental Authority or entity controlled by a Governmental Authority (except for professors, who may for example hold positions as judges, prosecutors, officers, or other public offices or at public companies or Governmental Authorities); and

(d)                                 No government official or Governmental Authority is a shareholder that currently holds, directly or indirectly, any corporate stake in the Institute.

5.1.19.           Properties and Leases.

(a)                                 The Institute does not own any property, and the conduct of the business, activities, and operations of the Institute is carried out at the Properties, whose Lease Agreement is entered into on the date hereof, pursuant to the terms of Section 2.5 above;

(b)                                 The Lease Agreement entered into on the date hereof is legal, valid, binding, and enforceable according to its terms and conditions;

(c)                                  In the best knowledge of the Sellers and Cristina, the Institute or the Company have not been served with process or subpoenaed regarding any Claim questioning the possession and/or use of the Properties by the Institute or requesting the release and/or delivery of any of the Properties;

(d)                                 To the best knowledge of the Sellers and Cristina, there are no Claims in progress in any way involving the ownership, possession, and/or use of the Properties to carry out the activities of the Institute in a legal and valid manner; and

(e)                                  The Properties are not assigned, transferred, or subject to any Encumbrance, except for the verbal free lease in favor of the Institute and by assignments or subleases within the Ordinary Course of Business, such as for canteens, copiers, bank branches, promotion of events, and public events, among others.

5.1.20.           Assets. The Institute is legitimate owner and/or possessor (in an undisputed, peaceful, and non-precarious manner) of the assets (tangible or intangible) listed in the Financial Statements, free and clear of any Encumbrances.

5.1.21.           Financial Statements. Exhibit 5.1.21 contains copies of the financial statements of the Institute audited as of December 31, 2017, and unaudited as of June 30, 2018 (together, the “Institute’s Financial Statements”), prepared in accordance with basic accounting principles adopted in Brazil and accounting practices historically adopted by the Institute. The Institute’s Financial Statements are consistent, in all material respects, with the  books and records of the Institute  referring to the dates on which they were prepared, and with the Brazilian Corporations Law and Brazilian tax Law. The information contained in the Institute’s Financial Statements reflect true and correct information, in all material respects, except accounts receivable. In addition, except for accounting for PDD (policy for accounting of doubtful accounts) and accounting allowances, there are no liabilities of the Institute, according to BR GAAP, that should have been reflected on the Institute’s Financial Statements but were not. The Institute has not assumed, guaranteed, endorsed, or otherwise become, directly or secondarily liable for any obligation or debt of any Third Party that is not duly reflected on the Statements Financial. To date, the Institute has cash amounting to [**] Brazilian Reais (R$[**]) and Indebtedness amount to [**], and any variation up to [**] percent ([**]%), higher or lower, of the amounts of Cash and Indebtedness declared in this Section 5.1.21 shall not be considered a breach of this representation by the Sellers and/or Cristina.

5.1.22.           Books and Records. The books and accounting and tax records of the Institute are, in all material respects, in order updated and are maintained and completed in accordance with all applicable laws.

5.1.23.           Accounts Receivable. The Institute’s operations carried out since the beginning of its activities as maintainer of the UNINOVAFAPI University Center that originated the Institute’s accounts receivable represent legitimate transactions conducted in the Ordinary Course of Business.

5.1.24.           Absence of Amendments. As of June 30, 2018, up to the date hereof:

(a)                                 The Institute has conducted its business and activities in the Ordinary Course of Business and in a manner consistent with the practices previously adopted, except as provided for in Exhibit 5.1.24;

(b)                                 There have been no material adverse changes in the financial, operating, legal, and accounting situation of the Institute;

(c)                                  The Institute: (i) has not engage capital investment outside the Ordinary Course of Business; (ii) had no  cancellation or substantial withdrawal in any claim or right over values, or any sale, transfer, assignment, distribution, or other dispositions of  any assets, except for those in the ordinary course  of its activities; (iii) has not made any material change in any accounting policy or maintenance of the accounting books or accounting practices;  (v)  made no sales or other disposal of any relevant asset outside the Ordinary Course of Business; (vi) has not contracted any new loan and/or Indebtedness or extended, expanded, and/or used any new or previously existing line of credit and/or Indebtedness with any financial institution and/or any Third Parties; (v) has not carried out any remission, debt forgiveness, or any unilateral termination of any claims held by the Institute against its members, associates, employees, service providers, and/or any third parties who are not students or alumni of the Institute (and, even if for students or alumni, there has been no remission or forgiveness of debts incurred outside the Ordinary Course of Business, in accordance with its past practices); and (vi) has not donated, assigned, and/or transferred, free of charge, any relevant assets, rights, and/or any other relevant assets owned by the Institute to any of its partners, associates, employees, service providers, and/or any Third Parties.

5.1.25.           Tax Issues.

(a)                                 There is no relevant breach by the Institute with respect to the Tax Laws in force on the respective date of the respective tax obligation.

(b)                                 The Institute is not a party to any proceeding, whether administrative or judicial, involving a matter that is Tax in nature.

(c)                                  Except for the ProUni and the Worker Food Program (PAT), the Institute is not a beneficiary of any tax benefit, refinancing, or installment program for taxes or tax exemption programs granted by any Governmental Authority;

(d)                                 To date, no request for adjustment regarding federal, state, or municipal tax returns has been made by any Governmental Authority; and

(e)                                  The Institute has not been notified of any audits or inquiries by Governmental Authorities ongoing with respect to any statements or in connection with the payment of any Tax or the use of any tax benefit (including tax benefits arising from ProUni, established by Law No. 11,096, of January 13, 2005, and subsequent amendments).

5.1.26.           Labor Issues.

(a)                                 The Institute observes, in all relevant respects, all labor and trade union and social security Laws and all collective bargaining agreements and letters of understanding to which it is a party, including the hiring of contractors and outsourced labor, as well as registering of all their employees in the manner set forth in the applicable labor Law. Except as provided for in Exhibit 5.1.10, the Institute is not party to any pending arbitration, labor claim, or any other proceeding relating to any existing labor relationship, and is not subject on the date hereof to the threat of such claims. The Institute is not a signatory to any consent order that is labor in nature.

(b)                                 On October 31, 2018, the Institute had five hundred and eighty-nine (589) employees;

(c)                                  Except as set out in Exhibit 5.1.26(c), the Institute is not party to any collective bargaining agreement in force on the date of execution of this Agreement, it is not bound by any agreement entered into with any labor organization, or to  labor standards or practices agreed upon with a labor organization or association of employees that are applicable to employees of the Institute and which is in effect on the date of this Agreement, and it is not a party to any class actions alleging violation of collective labor bargaining agreements;

(d)                                 Exhibit 5.1.26 (d) contains a list of relevant benefits and/or incentives and/or assistance plans or programs offered by the Institute to its employees, executives, representatives, or agents on the date hereof;

(e)                                  There is no balance due and in arrears due from the Institute to the FGTS or INSS;

(f)                                   Except as required by labor laws or as reported in Exhibit 5.1.26(f), the Institute has not formalized termination agreements (or similar agreements) with respect to employees establishing any obligation (absolute or contingent) of the Institute, or any other Person, to make payments to employees after the termination of their respective employment contracts;

(g)                                  Except for the consigned loans listed in Exhibit 5.1.26(g), there are no: (i) loans or other liabilities payable or owed by the Institute to any officer or employee of the Institute (except for salaries, bonuses,  and wages incurred in the ordinary course of business or as determined by the labor laws); (ii) loans or debts payable or owed by such persons to the Institute; or (iii) guarantees provided by the Institute in any loan or obligation of any kind to which any one of these people is a party; and

5.1.27.           Environmental. On the date hereof, there is no Claim involving environmental issues filed against the Institute or CIS.

5.1.28.           Insurance. Exhibit 5.1.28 contains a list of the relevant corporate insurance policies, which have been taken out by the Institute and that are currently in force. All premiums related to these insurance policies that were due were paid in full and in a timely manner. To the best knowledge of the Sellers and Cristina, there is no default that has given rise to any termination under any of these insurance policies, or prejudiced the coverage they guaranteed.

5.1.29.           Related Party Transactions. Except as provided for in Exhibit 5.1.29, the Institute has no contract, agreement, arrangement, or transaction with any Related Party in force, nor with any of its officers or employees or their Related Parties, which is in force and/or for which there is still some pending issue.

5.1.30.           Guarantees. The Institute has not provided guarantees in favor of Third Parties and/or Related Parties of the Institute and/or the Sellers and/or Cristina.

5.1.31.           Undergraduate Programs. The Institute had, on November 16, 2018, [**] ([**]) students duly enrolled in the second semester of 2018 (2018.2) in undergraduate programs. Exhibit 5.1.31 contains: (i) the number of students enrolled per undergraduate course program; (ii) the reference value of tuition fees per undergraduate course program, in relation to 2018; and (iii) the current formal policies for the granting of discounts and scholarships by the Institute, which do not include any discounts or scholarships granted sporadically or due to commercial actions or specific and temporary strategies. Notwithstanding the foregoing, it is hereby acknowledged and agreed by the Parties that the following shall not be considered a breach of this representation by the Sellers and/or by Cristina: (a) a variation of up to [**] percent ([**]%), higher or lower, in the number of students included in Exhibit 5.1.31 for all undergraduate courses, except for the medical program; and (b) [**] percent ([**]%), higher or lower, in the number of students in Exhibit 5.1.31 in relation to the medical program.

5.1.31.1.                         Graduate Programs. The net revenue from the Institute’s graduate programs in the first half of 2018 was [**] Brazilian Reais (R$[**]), it being agreed that a variation of up to [**] percent ([**]%), higher or lower, of the net revenue mentioned in this Section 5.1.31.1 shall not be considered a breach of this representation by the Sellers and/or Cristina.

5.1.32.           Commissions and other Payments. No amount has been pledged or guaranteed by the Sellers, the Institute, and/or Cristina in payment (to be made by or on behalf of the Institute) of commissions or brokerage fees to any third party. The amounts of the commissions and fees of the legal advisors ([**] and financial advisors ([**]) of the Sellers by virtue of the signature of this Agreement and performance of the transactions contemplated therein shall be the responsibility of the Sellers.

5.1.33.           Discrimination, Child Labor or Slave Labor, Harassment, and Crimes against the Environment. There is no final administrative sanction issued by any Governmental Authority against the Institute and/or its partners, executives, and/or management, due to the performance of acts that discriminate on the basis of race or gender, child labor and slave labor, and/or conviction as a result of said acts, or, further, others that may result in a crime against the environment.

5.1.33.1.    In the last twelve (12) months, there has been no final administrative decision against the Institute, its partners, officers, and/or management, exhausted by a Governmental Authority, and/or an adverse judgment, due to the performance of acts that constitute moral or sexual harassment.

5.1.34.           Federal Constitution. The prohibitions provided for in article 54, items I and II, of the Federal Constitution, have not been breached by the Institute.

5.1.35.           Valid and True Representations. The validity and truthfulness of the representations and warranties mentioned above on the date hereof constitute assumptions of this Agreement.

5.1.36.           No Other Representations and Warranties. Except for the representations and warranties included in this Section 5, none of the Sellers or Cristina make any representation or warranty of any kind or nature, express or implied, to the Buyer. No representations or warranties of the Sellers and/or Cristina contained in this Agreement, and no provision contained in any exhibit, shall restrict, limit, or prevent the Buyer from exercising its indemnification rights set forth in Section 6.1 below.

5.1.37.           Severability of Representations. Each of the representations and warranties now provided by the Sellers and by Cristina is independent and autonomous in nature, but shall be interpreted in a systematic manner in relation to any other representations, warranties, terms, or conditions contained in this Agreement.

5.1.38.           Disclosure. All disclosures and statements made by the Sellers and/or Cristina in each exhibit to this Agreement are made in a general manner and in view of all representations and warranties contained in this Agreement, and none of these disclosures refers only to one specific Section, representation, or warranty.

6.                                      INDEMNIFICATION

6.1.                            Cristina’s Obligation to Indemnify. Subject to the provisions of Sections 6.1.1 to 6.1.3 below, Cristina hereby undertakes to indemnify and hold harmless the Buyer, the Institute, CIS, their respective direct or indirect subsidiaries, their Affiliates, partners, directors, employees, management, representatives, agents, and other staff members, as the case may be (the “Buyer’s Indemnifiable Parties”), for any Loss that is suffered, paid, and/or incurred by any of the Buyer’s Indemnifiable Parties resulting from (each scenario below is considered an “Indemnification Scenario”):

(a)                                 Any omission, falsehood, or violation of the representations and warranties provided by the Sellers and Cristina in this Agreement, especially those set out in Section 5 above; and/or

(b)                                 Failure by Sellers and/or Cristina to comply with any covenant or arrangement contained in this Agreement; and/or

(c)                                  Any contingency of the Sellers, Cristina, the Company, any of their Related Parties or their successors, in any respective, that any Indemnifiable Party of the Buyer is (or may, under the applicable Laws, be) held to be responsible, a successor, or jointly and severally liable, under any title and at any time; and/or

(d)                                 Any act, fact, or omission related to the Institute, CIS, and/or the Properties (in the latter case, with respect only to environmental liabilities and contingencies), the triggering event of which occurred before or on the date hereof (even if materialized after the date hereof) regardless of whether such an act, fact, or omission has or has not been disclosed to the Buyer in this Agreement or in the process of due diligence  conducted by the Buyer under the Transaction and that effectively generates a Loss.

6.1.1.                  With respect to any Loss suffered directly by the Institute and/or CIS, which are indemnifiable under this Section 6.1, Cristina shall have the option, in her sole discretion, to indemnify: (i) [**] percent ([**]%) of the amount of the Loss suffered directly by the Institute and/or CIS, as the case may be; or (ii) [**] percent ([**]%) of the amount of the Loss suffered directly by the Buyer.

6.1.2.                  For the avoidance of doubt, with respect to Losses arising from Divided Claims, Cristina’s obligation to indemnify under this Agreement shall be limited to the portion of Losses that relate to acts, facts, or omissions occurring and/or generated as of the date hereof (even if materialized after the date hereof), and the portion of the Losses related to acts, facts, or omissions occurring and/or generated after the date hereof of the exclusive liability of the Institute and/or the Buyer.

6.1.3.                  It is hereby established that Breno and JC Joint FIP shall have no responsibility to indemnify any of the Buyer’s Indemnifiable Parties under this Agreement, and Cristina shall be responsible for indemnifying any of the Buyer’s Indemnifiable Parties in the event of an Indemnification Scenario arising from an act, fact, or omission by Breno and/or JC Joint FIP.

6.1.4.                  With respect to any dismissal of employees, by the Institute and/or CIS, after the date hereof, the Parties agree as follows:

(i)                                     The Institute shall be responsible for the payment of the severance pay provided for in the Law (including those arising from any waiver outside the authorized legal period provided for in the Law and/or collective bargaining agreement, if applicable), provided that such severance payments related to such dismissals shall not be indemnifiable by Cristina; and

(ii)                                  With respect to each specific dismissal that is carried out after the date hereof, if the procedures applicable set forth in Section 8.15 (and its subsections) of the Shareholders’ Agreement are not respected by the Institute, CIS, and/or the Buyer, then Cristina shall have no obligation to indemnify any of the Buyer’s Indemnifiable Parties under this Agreement with respect to any Loss arising from any labor suit brought by the employee who has suffered such specific dismissal vis-à-vis any of the Buyer’s Indemnifiable Parties.

6.2.                            Buyer’s Obligation to Indemnify. The Buyer hereby irrevocably and irreversibly undertakes to indemnify and hold harmless Cristina, the Sellers, their direct or indirect subsidiaries, their Affiliates (including but not limited to the Company and its partners, executives, and employees), partners, executives, employees, officers, representatives, agents, and other staff members, as applicable (the “Sellers’ Indemnified Parties”), for any and all Loss that is suffered, paid, and/or incurred by any of the Sellers’ Indemnifiable Parties resulting from:

(a)                                 Any falsehood, or violation of the representations and warranties provided by the Buyer in this Agreement, especially those set out in Section 4 above;

(b)                                 Failure by the Buyer to comply with any covenant or arrangement contained in this Agreement;

(c)                                  Any contingency of the Buyer and any of its Related Parties or its successors, of any type, which any of the Sellers’ Indemnifiable Parties is (or may, under the applicable Laws, be) held to be responsible, a successor, or jointly and severally liable, under any title and at any time; and/or

(d)                                 Any act, fact, or omission related to the Institute (even if charged to the Company and/or its partners) occurred, originated, and/or generated after the date hereof, which in any way affects any of the Sellers’ Indemnifiable Parties (including, without limitation, the Company and/or its partners).

6.3.                            Supervening Assets. The Parties acknowledge and agree that, as part of the Transaction contemplated by this Agreement, the Sellers shall be fully entitled to the economic benefit effectively obtained by the Institute or by the Buyer, as partners of the Institute, arising from any supervening asset that has a triggering event prior to the date hereof as a result of: (a) a decision that has become final and unappealable or against which no other objection may be brought, including, but not limited to, Taxes and indemnities; (b) credits from bank loyalty programs and sweepstakes, and provided that it is possible to prove that adherence to such loyalty program or sweepstakes occurred prior to the signing of this Agreement; and (c) credits arising from FIES contracts entered into and/or amended up to and including [**], which refer to periods prior to and including [**] (“FIES Credits”).

6.3.1.                  FIES Credits. In order for the Sellers to have control of the FIES Credits that are released, the Buyer undertakes to send to the Sellers the updated FIES Credits report, according to an example report of the FIES Credits provided in Exhibit 6.3.1 (the “FIES Credit Report”), up to [**] Business Days after being made available in SISFIES-Student Financing System, SIFES Web-Caixa, or any other system that may come to replace them, at the following frequency: (a) in the first [**] days counted from the execution of this Agreement, to present the FIES Credit Report for the immediately preceding month; and (b) after such initial term, for a period of [**] years as of the date hereof to present, at least every [**] months, the FIES Credit Report available for the period between the date of issuance of the last FIES Credit Report up to the date of receipt of the notice referred to in this subsection, within [**] Business Days after the request by the Sellers.

6.3.1.1.        Without the need for any request by the Sellers, within [**] Business Days after the submission of the updated FIES Credit Report to the Sellers, the Buyer shall cause the Institute to transfer to the Sellers the total value of the FIES Credit due, in the proportion established in Section 21 , into the Bank Accounts, the amounts corresponding to the Treasury Financial Certificates - Series E (CFT-E) issued in favor of the Institute by the National Treasury up to that date, net of all charges and any Taxes, and which fall under the concept of FIES Credits, to which the Sellers are entitled under the terms of Section 6.3(c) above, and in the event of delay in such transfer, the penalties provided for in Section 9.1. No offset shall be allowed for any amounts arising from FIES Credits with any amounts due from the Sellers to the Buyer under this Agreement. Proof of electronic bank transfer of the FIES Credits shall be considered, for all legal purposes, an adequate instrument proving automatic and unrestricted discharge of such amounts.

6.3.2.                  Other Cases. Except for the transfer of the FIES Credits, which shall follow the provisions of Section 6.3.1 above, any amounts due to the Sellers under Sections 6.3(a) and/or 6.3(b) shall be transferred within [**] days to the Sellers after their actual receipt by the Institute or CIS, net of any Taxes and other costs and/or expenses incurred by the Institute for the receipt of such amounts, including any court costs and professional fees paid by the Institute or by CIS, and no offset shall be allowed for any amounts due from the Sellers to the Buyer under this Agreement.

6.4.                            Limitations.

6.4.1.                  Limitations on Cristina’s Obligation to Indemnify. Cristina’s obligations to indemnify the Buyer’s Indemnifiable Parties shall be subject to the limitations set forth in the subsections of this Section 6.4.1.

6.4.1.1.        Maximum Indemnification Limit: The Cristina’s obligation to indemnify shall be limited to: (i) a maximum amount of [**] Brazilian Reais (R$[**]), in connection with indemnifications related to labor and/or social security matters, including but not limited to, in the event of breach, by the Sellers and Cristina, of the representations provided in Sections 5.1.25 (with respect to social security matters) and/or 5.1.26; or (ii) the amount of the Purchase Price, with respect to all other matters indemnifiable under Section 6.1 (the “Maximum Indemnification Limit”).

6.4.1.2.        Time Limit. Cristina’s obligation to indemnify shall survive: (i) for a period of [**] years as of the date hereof, with respect to Tax matters (excluding social security matters) and consumer matters; (ii) for a period of [**] years as of the date hereof, with respect to labor and/or social security matters; (iii) until the expiration of the statute of limitations with respect to environmental matters and omission, inaccuracy, or violation of any of the Fundamental Representations of the Sellers and Cristina; and (iv) for a period of [**] years as of the date hereof, with respect to all other matters indemnifiable under Section 6.1.

6.4.1.2.1.                                              For clarification purposes, if a Third-Party Claim, Divided Claim, and/or Direct Claim is reported prior to the expiration of the respective applicable indemnification period, the respective indemnification obligation shall survive until such Third-Party claim, Divided Claim, and/or Claim Direct is definitively resolved.

6.4.1.2.2.                                              The indemnification limit period mentioned in Section 6.4.1.2 shall not apply to Losses arising from fraud and/or bad faith on the part of any of the Sellers and/or Cristina and/or omission, inaccuracy, or violation of the representations provided in Section 4.1.7 and 5.1.18.

6.4.1.3.        Minimum Losses (De Minimis). Cristina shall only be obliged to reimburse an individual Loss suffered by one of the Buyer’s Indemnifiable Parties when it exceeds [**] Brazilian Reais (R$[**]), and any Loss that does not meet the minimum amount above shall be disregarded and not be included in the Basket provided for in Section 6.4.1.4 below.

6.4.1.4.        Cumulative Minimum Losses (Basket). Cristina shall only be required to reimburse Losses suffered by one of the Buyer’s Indemnifiable Parties as of the moment these Losses reach the cumulative minimum amount of [**] Brazilian Reais (R$[**]) (the “Basket”). Once the Basket is reached or exceeded, Cristina shall be liable for indemnifying the total amount of accumulated Losses (not just the excess over the Basket).

6.4.2.                  Limitation on the Buyer’s Obligation to Indemnify.  The Buyer’s obligation to indemnify shall be subject to the same indemnification limitations set forth in Section 6.4.1 above, “mutatis mutandis,” except for the Buyer’s obligation to pay the entire Purchase Price, for which there shall be no limitation, whether with respect to time or amount. With respect to the Buyer’s obligation to have the Institute pass on the FIES Credits to the Sellers, pursuant to Sections 6.3.1 and 6.3.1.1, it is hereby clarified that this is not an indemnification obligation subject to the limits and procedures set forth in Sections 6.4 and 6.5, and is governed by the provisions set forth in Sections 6.3.1 and 6.3.1.1.

6.5.                            Procedures. Any Party claiming indemnification pursuant to Sections 6.1 or 6.2 (an “Indemnified Party”) shall send to the other Party, from whom the indemnification is being sought (an “Indemnifying Party”), a notice of a claim for indemnification under the terms of this Agreement.

6.5.1.                  Third-Party Claims. The obligations and liabilities of the Indemnifying Party under this Section 6 with respect to the Claims formalized by third parties, which are subject to the indemnification provided in Sections 6.1 and 6.2 (a “Third-Party Claim”), shall be governed by and subject to the following terms and conditions:

(a)                                 If the Indemnified Party receives notice of any Third-Party Claim (a “Third-Party Claim Notice”), the Indemnified Party shall deliver to the Indemnifying Party such Third-Party Claim Notice (duly accompanied by all documents and information related to such Third-Party Claim that are relevant for the preparation and management of the defense against such Third-Party Claim) within a period of up to five (5) days from the receipt of such Third-Party Claim Notice by the Indemnified Party, or in a shorter period, if necessary to enable it to handle the defense in accordance with the applicable Law, but in any case not later than one third (1/3) of the period for defense, in accordance with the applicable Law.

(b)                                 Delay in delivery within the time limit set forth above or failure to deliver the Third-Party Claim Notice shall exempt the Indemnifying Party from its obligations under this Section 6, except (i) if said omission or delay is not proven to have prejudiced the submission of the defense against the Third-Party Claim in question; (ii) the term for the defense is equal to or less than three (3) days. In the event dealt with in item (ii), the Indemnified Party may submit, on its own behalf, a defense in the context cope of the Third-Party Claim in question, and shall send to the Indemnifying Party a copy of the defense filed by it within five (5) Business Days after the date of its submission. In this case, the Indemnified Party shall be responsible, at its own expense, for all costs incurred in the conduct of said Third-Party Claim (i.e., attorneys’ fees and the like, expert fees, and court costs). Upon becoming aware of the Third-Party Claim, the Indemnifying Party may, at any time, proceed to conduct it, and may even change the attorneys originally engaged by the Indemnified Party to others of its choice, provided that it pays the fees of such attorneys of its choice, as well as costs and charges;

(c)                                  Upon receiving the Third-Party Claim Notice, the Indemnifying Party shall have the right to: (i) within a period of up to fifteen (15) days counted from the receipt of such Third-Party Claim Notice (but in any case not later than two-thirds (2/3) of the total term for a defense, in accordance with the applicable Law), recognize the merits of the Third-Party Claim, in which case it shall be responsible for paying, with its own funds, for the full satisfaction and/or liquidation of the Third-Party Claim, in order to hold the Indemnified Party totally harmless from any Losses; or (ii) within the same period of up to fifteen (15) days from the receipt of the Third-Party Claim Notice (but in any case not more than two thirds (2/3) of the total term for a defense, according to the applicable Law), state in writing that it shall assume and control the full defense against such Third-Party Claim (respecting the provisions of item (g) below in the case of a Divided Claim) at its own expense (including making any judicial deposits and presenting any guarantees necessary) and through the attorneys of its choice, provided, however, that the Indemnified Party may, at its sole cost and expense, accompany the defense against such Third-Party Claim, and it is agreed that the Indemnifying Party shall be solely responsible for the development and result of such defense; or

(d)                                 If, upon receiving the Claim Notice, the Indemnifying Party fails to act within the time period and for the purposes of the provisions of Section 6.5.1(c), the Indemnified Party shall be responsible for submitting the appropriate defense, in which case all the respective costs (court costs, expenses, deposits, and guarantees, expert fees, and reasonable attorneys’ fees contracted) shall be borne by the Indemnifying Party, via direct payment to those entitled thereto by law or through prompt reimbursement to the Indemnified Party;

(e)                                  If the Indemnifying Party exercises the right to submit any defense in any Third-Party Claim as mentioned above, the Indemnified Party shall grant all necessary legal powers to the representatives appointed by the Indemnifying Party, exclusively to promote its defense within the scope of the Third-Party Claim, including powers for settlement, agreement, discharge, and appointment of a legal substitute, subject to the provisions of Section 6.5.1(h) below;

(f)                                   If the Indemnifying Party exercises the right to submit any defense against any Third-Party Claim as mentioned above, it shall keep the Indemnified Party reasonably informed of the progress of the defense against such Third-Party Claim and the Indemnified Party shall cooperate in such defense with the Indemnified Party and make available to the Indemnifying Party all witnesses, relevant records, materials, and information held by the Indemnified Party or under the control of the Indemnified Party related to the defense and reasonably requested by the Indemnifying Party. Likewise, if the Indemnified Party conducts the defense against the Third-Party Claim, it shall keep the Indemnifying Party reasonably informed of the progress of the defense against such Third-Party Claim, and the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all witnesses, records, materials, and information held by the Indemnifying Party or under the control of the Indemnifying Party relating to the defense reasonably requested by the Indemnified Party;

(g)                                  With respect to a Divided Claim, the Indemnifiable Party with the greatest economic exposure to the requests contained in said Divided Claim shall have the right to control the defense; and

(h)                                 A Party may not enter into any settlement or transaction in any Third-Party Claim without the prior written, specific consent of the other Party, as applicable, unless such settlement or transaction: (i) involves disbursement in an amount equal to or less than fifty thousand Brazilian Reais (R$ 50,000.00); (ii) does not involve recognition of guilt or admission of violation of Law; (iii) does not contain affirmatory or prohibitory obligations that are non-monetary; or (iv) contemplate comprehensive and irrevocable discharge of the counterparty with respect to the subject matter of such settlement or transaction.

6.5.2.                  Third-Party Claims in progress. The Parties establish that Third-Party Claims in progress on the date hereof shall continue to be conducted by the Institute and/or CIS and their current legal advisors, under the control of the Sellers.

6.5.3.                  Judicial Guarantees and Deposits. In the event that it is necessary to submit, in the course of a Third-Party Claim, judicial guarantees or deposits for the conduct of the corresponding defense, the costs of providing such guarantees or deposits shall be considered indemnifiable costs in the form of Losses, it being provided that, if the Indemnifying Party is wholly or partially victorious in such defense, such judicial guarantees or deposits shall be withdrawn in accordance with the applicable laws and regulations and immediately passed on to said Indemnifying Party.

6.5.4.                  Clearance Certificates. If, at any time, the Indemnified Party is unable to obtain any clearance certificate or non-clearance certificate  with the effect of clearance from any public agency by reason of a Third-Party Claim that is indemnifiable under this Agreement, the Indemnifying Party shall make its best efforts, solely in connection with the Third-Party Claims, including, but not limited to, the submission of any guarantees, deposits, or assets permitted by applicable Laws, in order to obtain clearance certificates or non-clearance certificates with the effect of clearance in question, in order for the Indemnified Party to be able to continue in due course with its activities and operations. If the Indemnifying Party does not obtain the clearance certificates or non-clearance certificates with the effects of clearance in question within forty-five (45) days counted from the receipt of notice from the Indemnified Party accordingly, the Indemnified Party shall have the right to take all appropriate actions pursuant to the applicable Laws in order to obtain the certificate in question, and any and all costs related to these actions, as set forth above, shall be considered a Loss that may be indemnified by the Indemnifying Party. The period of forty-five (45) days provided for in this Section 6.5.4 shall be reduced to fifteen (15) days in the event of a clearance certificate for federal taxes or a non-clearance certificate with the effect of clearance for federal tax purposes necessary to prove the good standing of the Institute vis-à-vis FIES and/or ProUni.

6.5.5.                  Registration of Debtors and Protests. Similarly, if the Indemnified Party is enrolled with any protection of credit bodies, bad payer registries (a credit bureau such as SERASA, etc.), or have debt claims protested against it by reason of Third-Party Claims which are indemnifiable under this Agreement, the Indemnifying Party shall use its best efforts, including but not limited to, the presentation of any guarantees, deposits, or assets permitted by the applicable Laws in order to remove the Indemnified Party from such registers. If the Indemnifying Party does not bring the situation in question into good standing within forty-five (45) days counted from the receipt of notice from the Indemnified Party accordingly, the Indemnified Party shall have the right to take all appropriate actions pursuant to the applicable Laws in order to bring the situation in question into good standing, and any and all costs related to these actions shall be considered a Loss that may be indemnified by the Indemnifying Party. The period of forty-five (45) days provided for in this Section 6.5.5 shall be reduced to fifteen (15) days in the event it is necessary to prove the good standing of the Institute vis-à-vis FIES and/or ProUni.

6.5.6.                  Direct Claims. With respect to any Claim indemnifiable under the terms of this Section 6 other than a Third-Party Claim (a “Direct Claim”), the Indemnified Party shall send to the Indemnifying Party a notice of such Direct Claim (a “Direct Claim Notice”). The Indemnifying Party shall have ten (10) Business Days as of the receipt of such Direct Claim Notice to review and respond to the Indemnified Party. In the event that the Indemnifying Party does not send such response within the period of ten (10) Business Days mentioned above, the Indemnifying Party shall be deemed to have assumed responsibility for the payment of said Direct Claim within five (5) days after said period of ten (10) Business Days. In the event that the Indemnifying Party notifies the Indemnified Party of such Direct Claim (a “Claim Rejection Notice”), the Indemnifying Party and the Indemnified Party shall in good faith negotiate a solution to such dispute and, if such dispute is not amicably resolved within ten (10) days as of the receipt of the Claim Rejection Notice, then this dispute shall be submitted to dispute resolution under the terms of Section 10.3 below. However, if such a dispute is resolved within ten (10) days as of receipt of a Claim Rejection Notice, the Indemnifying Party shall make the payment of the Direct Claim directly to the Indemnified Party, up to within five (5) days counted from the date of resolution of the Direct Dispute.

6.6.                            Loss Reduction. Any Losses subject to indemnification to any Indemnified Party under the terms of this Section 6 shall, prior to the effective payment of any indemnification, as applicable, be reduced by any and all amounts: (i) effectively received by way of any indemnification related to any insurance policy of which any Indemnified Party is a beneficiary; (ii) effectively recovered by the Indemnified Party from third parties in relation to such Loss; and (iii) in the case of Losses suffered by the Institute and/or CIS that correspond to a real and effective reduction of the obligation to collect income tax (income tax credit), resulting from a real and effective deduction with effect on cash, for the purposes of income tax, from such Loss. For the purposes of item (iii) above, the Indemnified Party shall provide to the Indemnifying Party, within [**] days after the real and actual occurrence of a deduction, access to the information of the Institute that allows the Indemnifying Party to verify the actual and effective deductibility with effect on cash of any reduction of an obligation to collect income tax.

6.7.                            Net Indemnification. Any and all amounts due as a result of the obligation to indemnify Losses suffered by any Party, as set forth in this Agreement, shall have a neutral Tax effect for the Indemnified Party, which shall be indemnified in the net amount of its Loss, without a tax prejudice or benefit with such payment. In this sense, the amount of the indemnifiable Loss shall be increased for any taxes levied on the payment, return, or refund from the Loss in question, whether retained by the Indemnifying Party or due from the Party receiving the respective payment, return, or refund (gross-up). Likewise, if the Loss incurred by the Indemnified Party allows for a benefit from the Tax point of view (e.g., if it is deductible from the calculation basis of income tax, social contributions, or in any other manner), the corresponding Tax benefit shall be deducted from the amount of the indemnifiable Loss.

6.8.                            Payment of Indemnification. The amount related to Losses indemnifiable under the terms of this Section 6 shall only be payable by the Indemnifying Party to the Indemnified Party upon a final and unappealable judicial judgment or arbitral award, against which no type of appeal or recourse is possible (except for a motion to set aside), through agreement between the Parties, or, further, through a judicial or extrajudicial settlement which has been duly ratified or executed (a “Final Decision”). After a Final Decision related to an Indemnifiable Loss under the terms of this Section 6, the Indemnifying Party shall have [**] days to make full payment of such Loss, always subject to the terms, procedures, and limitations set forth in this Section 6 (including, but not limited to, the limitations of Section 6.4).

6.9.                            Offset. Each Seller and Cristina hereby agree and authorize that as soon as an Indemnification Scenario begins to represent an indemnifiable Loss in the manner set forth in Section 6.8, subject to the limitations set forth in Section 6.4 (including, but not limited to, the  Basket), the Buyer shall be entitled to offset the amounts owed by Cristina against the lease payments owed by the Institute (or any of its subsidiaries, Affiliates, or successors) to the Company as a result of the Lease Agreement (the “Offset”), subject to the provisions of the subsection below.

6.9.1.                  In order for the Buyer to proceed with the Offset provided for in Section 6.9 above, the Buyer shall send a notice, for purposes of awareness, in writing to the Sellers, to Cristina, and to the Company, in which the Buyer shall list the Indemnifiable Loss being offset, with a reasonable level of detail (an “Offset Notice”). Such Offset may be made against up to [**] percent ([**]%) of the amount of the monthly rent owed by the Institute (or any of its subsidiaries, Affiliates, or successors) to the Company as a result of the Lease Agreement, provided that such Offset shall only be initiated with respect to the rent payment due in the month following the month of receipt of an Offset Notice by the Sellers, Cristina, and the Company. The Offset may be performed by the Buyer up to the total indemnification amount, duly corrected under the terms of this Agreement, due from Cristina until it is totally and entirely discharged.

7.                                      ADDITIONAL COVENANTS

7.1,                            Confidentiality. Each Party and its directors, officers, employees, service providers, consultants, representatives, and agents shall keep confidential any information exchanged under this Agreement, including but not limited to the amount of the purchase price and all data and information obtained by either Party prior to the execution and for the performance of this Agreement, during the negotiation of this Agreement, including information about the Institute of a legal, financial, accounting, and commercial nature (the “Confidential Information”).

7.1.1.                  The following Information shall not be considered confidential information for the purposes of this Agreement, namely, Information that: (i) is developed independently by the Parties or is not subject to confidentiality and is legally received from another source that has the right to provide it; (ii) has become available to the public without breach of this Agreement; (iii) on the date of disclosure to a Party was known to the Party as not being subject to confidentiality, as evidenced by documentation in its possession; (iv) the Parties agree in writing is free from such restrictions. The Parties may disclose Confidential Information that must, either now or in the future, be disclosed as required by applicable Law (a fact regarding which the Parties shall receive notice and an opportunity to attempt to restrict disclosure), including rules and regulations of CADE, of Boards of Trade, of the CVM, and/or B3 to which the Institute may be subject in the future, or by virtue of a judicial decision.

7.1.2.                  No Party shall provide access, without the prior consent of the other Party, to the Confidential Information to any Person whose review of the Confidential Information is not essential to the Transaction.

7.2.                            Publicity. The Parties and their representatives and agents shall not issue or authorize any press release or other type of announcement with respect to the transactions contemplated in this Agreement, except with the prior written consent of the other Party, except where such disclosure is required by Law or by a Governmental Authority (in which case the Buyer shall be permitted to examine and make comments on such notice or announcement, prior to its release).

7.3.                            Safekeeping of Documents and Access to Information. The Parties acknowledge and agree that, as the Company has already maintained the UNINOVAFAPI University Center, certain documents and information of the Company, the Sellers, and/or Cristina, but related to the operations of the UNINOVAFAPI University Center, may be kept at the Properties used by the Institute for the conduct of its activities, as well as in systems and software currently in the possession of the Institute. The Parties undertake to ensure that the Institute keeps and preserves such documents and information with all necessary care, as though it were that of the Institute, in order that, if necessary, they may be used by the Company, the Sellers, and/or Cristina when requested by them. Such documents and information shall be kept for the period required by applicable Law.

7.3.1.                  In addition to the documents and information mentioned in Section 7.3 above, certain documents and information regarding the Company, the Sellers, Cristina, and/or their Affiliates that does not relate to the operations of the UNINOVAFAPI University Center and that are currently kept, may continue to be kept at the properties, as well as on systems and software currently in the possession of the Institute, while JC Joint FIP, Cristina, and/or any of their Affiliates remain partners of the Institute.

7.3.2.                  The Company, the Sellers, and Cristina shall be guaranteed full and unrestricted access to the documents and information referred to in Sections 7.3 and 7.3.3 above, on Business Days and during business hours, and the Company, the Sellers, and Cristina may work with staff members of the Institute and request that they send copies of said documents and information.

7.4.                            Post-Closing Obligations.

(a)                                 The Buyer undertakes within thirty (30) days from the date hereof to provide and prove to the Sellers the sending of a notice to the MEC reporting, for the purposes of Decree No. 9,235, of December 15, 2017, of MEC Ordinance No. 23, of December 21, 2017, and Normative Ordinance No. 19/2016, regarding the Closing of the Transaction, with a summary of its main conditions and effects;

(b)                                 The Buyer undertakes to arrange for the request to update all the Institute’s records and information, in order to reflect the identity of partners and management: (i) within fifteen (15) days from the date of recording of the Closing ACS with JUCEPI, before all the tax Governmental Authorities; and (ii) within a period of up to thirty (30) days as of the date of recording of the closing ACS with JUCEPI, before other applicable public registries and registers;

(c)                                  The Buyer undertakes to cause the Institute to publish the Reduction AGE in the Official Gazette of the State of Piauí and in a newspaper of wide circulation in Teresina/PI within up to five (5) Business Days as of the date hereof; and

(d)                                 The Buyer undertakes to cause the Institute to file the Reduction AGE with JUCEPI within ten (10) Business Days as of the expiration of the legal deadline for opposition by creditors of sixty (60) days counted from the publication of the Reduction AGE in the Official Gazette of the State of Piauí and in a newspaper of wide circulation in Teresina/PI, as per item (c) above.

8.                                      FIDUCIARY ASSIGNMENT OF CREDIT RIGHTS

8.1.                            In order to ensure fulfillment of the Buyer’s obligations to pay the purchase price, and without prejudice to the Sellers in in the exercise of other rights and prerogatives set forth in this Agreement, the Sellers, the Buyer, and the Institute undertake to enter into and the Buyer undertakes to cause IPTAN to enter into, within [**] Business Days as of the date hereof, a Credit Rights Assignment Agreement, substantially in the form of the draft found in Exhibit 8.1, which is intended to assign, in favor of the Sellers, the credit rights of the Institute and IPTAN, arising from the educational services they provide, in a total amount equivalent to: (a) [**] percent ([**]%) of the total of the Institute’s receivables; and (b) [**] percent ([**]%) of the total of IPTAN’s receivables (the “Credit Rights Assignment Agreement”).

9.                                      GENERAL PROVISIONS

9.1.                            Adjustment for Inflation and Penalties. The Parties agree that, unless expressly provided for otherwise in this Agreement, all arrears due from one Party to another shall be subject to adjustment for inflation pro rata die based on the positive variation in the IPCA rate, calculated as of the date of the respective maturity until actual payment, plus (i) interest of one percent (1%) per month calculated  pro rata die, plus (ii) a two percent (2%) penalty over the amount owed.

9.2.                            Expenses. Each Party shall bear its respective expenses related to the preparation, negotiation, and execution of this Agreement, including all fees and expenses with agents, representatives, legal advisers, and accountants, unless otherwise agreed upon per the terms of this Agreement.

9.3.                            Entire Agreement; Amendments. This Agreement, the Lease Agreement, and the Credit Rights Assignment Agreement, together with their respective exhibits, constitute the entire agreement and understanding between the Parties and shall supersede all other agreements and understandings, whether oral or written, entered into by and among the Parties with respect to the subject matter of this Agreement, the Lease Agreement, and the Credit Rights Assignment Agreement, unless otherwise expressly provided for in such agreements. No Party shall be bound by any prior or contemporaneous understanding or statement with respect to the subject matter of this Agreement, the Lease Agreement, and the Credit Rights Assignment Agreement, and no change or modification to any provision of this Agreement, the Lease Agreement, and the Credit Rights Assignment Agreement shall take effect unless effected in writing and signed by each of the respective parties to such agreements.

9.4.                            Reciprocal Cooperation. The signatories of this Agreement undertake, for all legal purposes and effects, to sign and execute any and all documents, agreements, and instruments, as necessary to comply with and fulfill the terms and conditions of this Agreement and to implement the transactions provided for herein.

9.5.                            Severability and Survival of Contractual Provisions. All provisions contained herein must be construed in such a way as to comply, validly and effectively, with the applicable Law; however, if any provision contained herein is held to be prohibited or invalid under the terms of the applicable Law, such provision shall be deemed ineffective to the exact extent of such prohibition or invalidity; provided that, in such a case, that fact shall not affect the other terms of such provision or other provisions of this Agreement, unless the prohibited or invalid provision is so essential to this Agreement that it is assumed that the Parties would not have entered into this Agreement without such invalid provision.

9.6.                            Waiver. Failure by either Party at any time to demand strict fulfillment of any provision of this Agreement shall not be construed as a waiver of its future fulfillment and shall in no way affect its right to require the respective fulfillment. In addition, the waiver of any breach of a provision of this Agreement by a Party shall not be deemed to be or treated as waiver of any subsequent breach of that provision or a waiver or novation of the provision itself, unless it is manifested in writing and signed by that Party.

9.7.                            Binding Effect; Assignment. This Agreement is entered into irrevocably and irreversibly and shall bind and inure to the benefit of the Parties, the Institute, and their respective successors and assigns. No Party may, directly or indirectly, assign or otherwise transfer to any Third Party any of its rights and obligations under this Agreement without the prior written consent of the other Parties.

9.8.                            Acceptance of the Agreement. The Parties and the Institute expressly confirm that they have knowledge of and participated on their own behalf in the negotiation of all Sections, terms, and conditions of this Agreement and the Transaction, and agree to all Sections, terms, and conditions of this Agreement and the Transaction, and consent to and accept their share of the rights and obligations set forth herein.

9.9.                            Joint and Several Liability. For the purposes of this Agreement, the Sellers and Cristina are considered vis-à-vis the Buyer to be one Party, jointly and severally liable with each other, for all legal purposes, except as provided for in Section 6.1.3 above. Cristina remains jointly and severally liable for any and all obligations assumed by the Sellers pursuant to this Agreement, expressly irrevocably and irreversibly waiving the benefit provided for in article 828 of the Brazilian Civil Code.

9.10.                     Counterparts; Signatures. This Agreement shall be executed in five (5) counterparts and each counterpart shall be considered an original. All pages of this Agreement in all their respective counterparts shall be initialed.

9.11.                     Taxes. Except as otherwise provided for in this Agreement, each Party shall be liable for the payment of any Tax when the applicable Law assigns it the status of taxpayer, including those that may be due from the Sellers as a result of the sale of the 80% Quotas. The Parties authorize the withholding of any withholding Taxes that may apply to any payments due under this Agreement.

9.12.                     Notices. All notices or other communications relating to this Agreement shall be in writing and delivered by hand (against acknowledgment of receipt), via registered mail, or via courier services (against acknowledgment of receipt), therein using a reputable courier service, and all notices or communications under this Agreement shall also be forwarded by e-mail,  exclusively for the purposes of awareness (which do not constitute notices for the purposes of this Agreement). Notices shall be sent to the following addresses:

(a)                                 If to the Buyer:

NRE PARTICIPAÇÕES S.A.
[**]

with an additional copy to (which shall not constitute a notice):

Lobo de Rizzo Advogados
[**]

(b)                                 If to the Sellers:

BRENO MIRANDA TRABULO PINHEIRO CORREIA
[**]

JC JOINT FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATÉGIA
[**]

with an additional copy to (which shall not constitute a notice):

CRISTINA MARIA MIRANDA DE SOUSA
[**]

(c)                                  If to the Institute:

INSTITUTO DE ENSINO SUPERIOR DO PIAUÍ S.A.
[**]

(d)                                 If to Cristina:

CRISTINA MARIA MIRANDA DE SOUSA
[**]

with an additional copy to (which shall not constitute a notice):

BRENO MIRANDA TRABULO PINHEIRO CORREIA
[**]

9.12.1.           The notices and communications shall be considered received on the date stated on the shipping or delivery confirmation or on the notice of receipt, as the case may be, unless the date thereof is not a Business Day, in which case it shall be considered received on the next Business Day.

9.12.2.           Any Party to this Agreement may change the address to which the notice shall be sent via written notice to the other Parties in accordance with Section 9.12 above. If a change of address is not reported by the Party in question to the other Parties, all notices sent to the old address shall be deemed to have been duly delivered.

9.8.                            Intervening Party. The Institute signs this Agreement in order to: (i) declare its knowledge and agreement with all its terms and conditions; and (ii) to undertake to fulfill the obligations hereby assumed by it.

9.9.                            Specific Performance. The Parties and the Institute agree that, pursuant to articles 497 and 498 of the Code of Civil Procedure, the specific performance of the obligations contemplated in this Agreement may be procured, without prejudice to the reimbursement of Losses incurred by the claimant Party as a result of breach of such obligations and payment of the penalties set forth in this Agreement and other penalties.

9.10.                     Extrajudicial Enforceable Instrument. This document constitutes an extrajudicially enforceable instrument, pursuant to article 784 of the Code of Civil Procedure.

9.11.                     Authorization to Initial.

a)                                     JC Joint FIP hereby grants powers to Mr. Augusto Frigo de Carvalho Marciano, enrolled in the OAB/SP under No. [**], to initial the pages of this Agreement and/or any of its exhibits; and

b)                                     The Buyer hereby grants powers to: (i) Porfirio Martin Victor, enrolled with the OAB/SP under No. [**]; and (ii) Camila Corrêa de Pontes, enrolled in the CPF/MF under No. [**], to initial the pages of this Agreement and/or any of its exhibits.

10.                               APPLICABLE LAW AND DISPUTE RESOLUTION

10.1.                     Applicable Law. This Agreement shall be governed, interpreted and enforced in accordance with the laws of the Federative Republic of Brazil.

10.2.                     Amicable Dispute Resolution. Without prejudice to any of the Parties’ ability to initiate the procedure set forth in Section 10.3 below at any time, the Parties shall use their best efforts to resolve, in good faith, attending to their mutual interests, any dispute, conflict, question, doubt, or divergence of any nature that may arise in relation to or under the Agreement, their obligations, performance, or construction (including, without limitation, any question as to its existence, validity, construction, and performance), as well as the legal deal arising out of the Transaction (a “Dispute”). To this end, any Party shall notify the other Parties of its intention to initiate the procedure contemplated by this Section 10.2 (a “Dispute Notice”), and the Parties may, if interested, meet to try to resolve such Dispute by means of amicable discussions in good faith. If the Parties choose to negotiate in advance, they shall do so within fifteen (15) days from the delivery of the Dispute Notice from one Party to the other Parties. If the Dispute is not resolved amicably, it shall be resolved as provided for below.

10.3.                     Dispute Resolution. Any controversy involving any of the Parties and/or intervening parties, including their successors in any way arising under this Agreement and which is not remedied in the terms above (provided that both Parties have expressly demonstrated an interest in amicably resolving a Dispute), shall be submitted for arbitration managed by the Chamber of Business Mediation and Arbitration of Brazil - CAMARB (the “Chamber”), in accordance with its arbitration rules in force at the time of the initiation of arbitration (the “Rules”) and with Law No. 9,307/96. The arbitration shall be conducted in the Portuguese language and shall be processed and adjudicated according to Brazilian Law, with decisions based on equity being forbidden. The arbitration shall be confidential and the decision by the arbitrators shall bind the parties to the arbitration independently of any other formality or procedure.

10.3.1.           The arbitration shall be assigned to an arbitral tribunal composed of three arbitrators (the “Arbitral Tribunal”). Each Party shall appoint one (1) arbitrator. If there is more than one claimant, all of them shall appoint one (1) arbitrator by mutual agreement. If there is more than one (1) respondent, all of them shall appoint one arbitrator by mutual agreement. The third arbitrator, who shall serve as chairman of the Arbitral Tribunal, shall be chosen by mutual agreement by the arbitrators appointed by the Parties.

10.3.2.           The seat of the arbitration shall be the City of São Paulo, State of São Paulo, Brazil, and the Arbitral Tribunal may reasonably designate the execution of specific acts in other localities, upon prior consultation with the parties.

10.3.3.           Before empaneling the Arbitral Tribunal, any of the Parties may request injunctions or interim relief from Judicial Authorities, when it is clear that any request for an injunction or interim relief from the Judicial Authorities shall not affect the existence, validity, and effectiveness of this arbitration commitment, nor shall it represent exemption from the requirement to submit the Dispute to arbitration. After the empaneling of the Arbitral Tribunal, requests for preliminary injunctive measures or anticipation of relief should be addressed to the Arbitral Tribunal.

10.3.4.           For: (a) the preliminary injunctive measures and anticipation of relief before the empaneling of the Arbitral Tribunal; (b) execution of the Arbitral Tribunal’s decisions, including the final judgment and any partial judgment; (c) any suit for annulment based on article 32 of Law No. 9,307/96; and (d) Disputes that, under Brazilian Law, cannot be submitted to arbitration, the Courts of the Judicial District of Teresina, State of Piauí, Brazil, is elected as the sole competent jurisdiction, thus renouncing all others, however special or privileged they may be.

10.3.5.           Costs incurred in the arbitration (including, but not limited to, arbitrators’ fees and costs of the Arbitral Chamber) shall be borne by the party that succumbs (i.e., loses) in the claim in the manner decided by the arbitration tribunal.

10.3.6.           Prior to the execution of the Arbitration Agreement, the Arbitral Chamber shall be competent to decide on the consolidation of simultaneous arbitration proceedings based on this or any other instrument signed by the Parties, pursuant to the terms of the Rules. After the signature of the Arbitration Agreement, this competence shall be that of the arbitral tribunal, which may consolidate simultaneous arbitration proceedings based on this or any other instrument signed among the Parties, provided that: (i) such procedures relate to the same legal relationship; (ii) the arbitration provisions are compatible; and (iii) the consolidation does not result in prejudice to one of the parties. The competence for consolidation shall be that of the first arbitral tribunal empaneled and its decision shall be binding on all parties.

And, in witness whereof, the Parties execute this Agreement in five (5) counterparts with the same form and content, in the presence of the two undersigned witnesses.

São Paulo/SP, November 27, 2018.

(Remainder of page intentionally left blank)

EXECUTION VERSION

BRENO MIRANDA TRABULO PINHEIRO CORREIA

By:
Name:
Title:

JC JOINT FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATÉGIA

By:
	Name:	Luiz Álvaro de Paiva Ferreira
	Title:	Fiduciary Management Officer

(Signature page of the Quota Purchase and Sale Agreement and Other Covenants entered into on November 27, 2018, between Breno Miranda Trabulo Pinheiro Correia, JC Joint Fundo de Investimento em Participações Multiestratégia, NRE Participações S.A., Cristina Maria Miranda de Sousa, and, as intervening and consenting party, Instituto de Ensino Superior do Piauí S.A.)

NRE PARTICIPAÇÕES S.A.

By:
	Name:	Nicolau Carvalho Esteves
	Title:	Attorney-in-fact

By:
	Name:	Virgílio Deloy Capobianco Gibbon
	Title:	Officer

(Signature page of the Quota Purchase and Sale Agreement and Other Covenants entered into on November 27, 2018, between Breno Miranda Trabulo Pinheiro Correia, JC Joint Fundo de Investimento em Participações Multiestratégia, NRE Participações S.A., Cristina Maria Miranda de Sousa, and, as intervening and consenting party, Instituto de Ensino Superior do Piauí S.A.)

INSTITUTO DE ENSINO SUPERIOR DO PIAUÍ S.A.

By:
	Name:	Cristina Maria Miranda de Sousa
Title:

(Signature page of the Quota Purchase and Sale Agreement and Other Covenants entered into on November 27, 2018, between Breno Miranda Trabulo Pinheiro Correia, JC Joint Fundo de Investimento em Participações Multiestratégia, NRE Participações S.A., Cristina Maria Miranda de Sousa, and, as intervening and consenting party, Instituto de Ensino Superior do Piauí S.A.)

CRISTINA MARIA MIRANDA DE SOUSA

By:
Name:
Title:

(Signature page of the Quota Purchase and Sale Agreement and Other Covenants entered into on November 27, 2018, between Breno Miranda Trabulo Pinheiro Correia, JC Joint Fundo de Investimento em Participações Multiestratégia, NRE Participações S.A., Cristina Maria Miranda de Sousa, and, as intervening and consenting party, Instituto de Ensino Superior do Piauí S.A.)

Witnesses:

By:		By:
	Name: Regiane do Santos Silva		Name: Mayra Carmo Oliveira Santos
	ID (RG): [**]		ID (RG): [**]
Tax ID (CPF): [**]

(Signature page of the Quota Purchase and Sale Agreement and Other Covenants entered into on November 27, 2018, between Breno Miranda Trabulo Pinheiro Correia, JC Joint Fundo de Investimento em Participações Multiestratégia, NRE Participações S.A., Cristina Maria Miranda de Sousa, and, as intervening and consenting party, Instituto de Ensino Superior do Piauí S.A.)